Exhibit 99.1

PURCHASE AGREEMENT

BY AND AMONG

UNITED GAMING RAINBOW, INC.,

BALLY TECHNOLOGIES, INC.,

ISLE OF CAPRI CASINOS, INC.,

IOC-VICKSBURG, INC.,

AND

IOC-VICKSBURG, L.L.C.,

WITH RESPECT TO

RAINBOW CASINO-VICKSBURG PARTNERSHIP, L.P.

D/B/A RAINBOW CASINO

DATED

April 1, 2010

i

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EXHIBITS

Exhibit A	Form of Rental or Participation Agreement
Exhibit B	Form of Trademark Assignment Agreement
Exhibit C	Form of Wide Area Network Services Agreement
Exhibit D	Form of Sellers’ Officers’ Certificate
Exhibit E	Form of United Gaming Release
Exhibit F	Form of Assignment of United Gaming Partnership Interests
Exhibit G	Form of Assignment of RCC Partnership Interests
Exhibit H	Form of RCC Release
Exhibit I	Form of Buyers’ Officers’ Certificate

SCHEDULES

Schedule 1.1(a)	Knowledge Group
Schedule 1.1(b)	Material Adverse Effect Exceptions
Schedule 2.4	Purchase Price Allocation
Schedule 2.8(c)	True-up Allocation
Schedule 2.8(d)	Sample Closing Date Schedule
Schedule 5.9	Restrictions on Partnership Actions

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Page

Schedule 5.19(a)	Acquired Partnership Insurance Policies
Schedule 5.19(b)	Non-Acquired Insurance Policies
Schedule 7.1(f)	Sellers’ Required Consents and Releases
Schedule 7.2(f)	Buyers’ Required Consents and Releases
Schedule 7.1(i)	Title Exceptions
Schedule 8.2	Management and Supervisory Incentive Plan Bonuses
Schedule 8.3	Retention Bonuses
Schedule 12.1	Non-Permitted Title Exceptions

v

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of April 1, 2010 (the “Signing Date”), by and among United Gaming Rainbow, Inc., a Nevada corporation (“United Gaming”), Bally Technologies, Inc., a Nevada corporation (“Bally” and, together with United Gaming, “Sellers”), Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”), IOC-Vicksburg, Inc., a Delaware corporation (“UG Buyer”) and IOC-Vicksburg, L.L.C., a Delaware limited liability company (“RCC Buyer” and together with Isle and UG Buyer, “Buyers”).

RECITALS

WHEREAS, United Gaming owns the general partnership interest and The Rainbow Casino Corporation, a Mississippi corporation (“RCC”), owns the limited partnership interest (collectively, the “Partnership Interests”) in the Rainbow Casino-Vicksburg Partnership, L.P., a Mississippi limited partnership (the “Partnership”), which is the sole owner of the Rainbow Casino located in Vicksburg, Mississippi (the “Casino”);

WHEREAS, Bally is the sole shareholder of United Gaming;

WHEREAS, the Partnership operates the Casino with gaming devices, table games, a restaurant and a conference center and owns the real estate adjacent to the Casino which is leased to the owner and operator of a hotel (collectively, the “Business”); and

WHEREAS, on the terms and subject to the conditions of this Agreement, Sellers desire to sell to Buyers and Buyers desire to purchase from Sellers all of the Partnership Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“Accounting Principles” has the meaning set forth in Section 2.8(d).

“Acquired Partnership Insurance Policies” has the meaning set forth in Section 5.19(a).

“Affiliate” means, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person (the terms “controls,” “controlled” or “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities, by contract or credit arrangement, as trustee or executor, or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 11.7.

“ALTA” means the American Land Title Association.

“Ancillary Agreement” means the Trademark Assignment Agreement, the United Gaming’s Officers’ Certificate, the Assignment of United Gaming Partnership Interests, the Assignment of RCC Partnership Interests, the United Gaming Release, the RCC Release, the Buyers’ Officers’ Certificate, and all other agreements, instrument, and certificates entered into by any parties hereto or RCC in connection with the consummation of the transactions contemplated hereby.

“Bally” has the meaning set forth in the Preamble.

“Barges” has the meaning set forth in Section 3.24(a).

“Basic Agreement” means that certain Basic Agreement dated October 28, 1993, as amended by and among United Gaming, RCC, John A. Barrett, Jr. and Leigh Seippel, including the “Implementing Agreements” thereunder.

“Basket Amount” has the meaning set forth in Section 10.3(b)(i).

“Benefit/Environmental Warranties” has the meaning set forth in Section 10.1.

“Business” has the meaning set forth in the Recitals.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.7.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meanings set forth in Section 10.2(a).

“Buyer Permits” has the meaning set forth in Section 4.10(a).

“Buyer Plans” has the meaning set forth in Section 8.4.

“Buyers” has the meaning set forth in the Preamble.

“Cap Amount” has the meaning set forth in Section 10.3(b)(i).

“Cash on Hand” has the meaning set forth in Section 5.5(a).

“Casino” has the meaning set forth in the Recitals.

“Casino Management Agreement” means that certain Casino Management Agreement, dated October 28, 1993, as amended, by and among the Partnership, Mississippi Ventures, Inc. and RCC.

“Casualty” has the meaning set forth in Section 5.8(a).

“Casualty Notice” has the meaning set forth in Section 5.8(a).

“Casualty Termination Event” means either (a) damage to the Real Property, Barges or the improvements thereon resulting from a Casualty if (i) such damage is not the result of Buyers’ or their agents’ activities on or about the Real Property and (ii) any of (A) the cost to repair that damage and restore the Real Property, Barges and improvements thereon to substantially the same condition as existed prior to that Casualty exceeds $5,000,000; or (B) such damage materially interferes, or would reasonably be expected to materially interfere, with the operation of the Business (including the Casino) or the hotel adjacent to the Casino and such interference is likely to continue to materially interfere with the operation of the Business after the occurrence of such Casualty for a period exceeding 30 days, or (b) loss of access to the Real Property, Barges or the improvements thereon resulting from a Casualty if (i) such loss of access is not the result of Buyers’ or their agents’ activities on or about the Real Property and (ii) such loss of access is likely to continue after the occurrence of such Casualty for a period exceeding 30 days.

“City” has the meaning set forth in Section 3.6(d).

“City Agreement” has the meaning set forth in Section 3.6(d).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Date Assets” has the meaning set forth in Section 2.8(a).

“Closing Date Liabilities” has the meaning set forth in Section 2.8(a).

“Closing Date Schedule” has the meaning set forth in Section 2.8(a).

“Closing Payment” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condemnation” has the meaning set forth in Section 5.8(a).

“Condemnation Termination Event” means any of (a) loss of access to the Real Property, Barges or improvements thereon as a result of a Condemnation if the access of the public to the Casino or the hotel adjacent to the Casino as a result of that Condemnation is materially impaired, (b) a Condemnation of (i) more than 25% of parking on the Real Property or (ii) any building or other improvement on the Real Property if the cost of restoring such buildings or improvements to substantially the same condition as existed prior to the

Condemnation exceeds $5,000,000, or (c) a Condemnation that materially interferes, or would reasonably be expected to materially interfere, with the operation of the Business (including the Casino) or the hotel adjacent to the Casino.

“Consolidation Agreement” means that certain Consolidation Agreement dated March 29, 1995, as amended, among RCC, National Gaming Mississippi, Inc. HFS Gaming Corp., Alliance Gaming Corporation, United Gaming, the Partnership, John A. Barrett, Jr., Leigh Seippel, Rainbow Development Corporation and National Gaming Corp.

“Contracts” means all of the contracts, purchase orders, leases, licenses, instruments and other agreements (whether written or oral) to which the Partnership is a party or it or its assets are legally bound.

“Damage” has the meaning set forth in Section 5.8(a).

“Data Site” means the data site established by United Gaming with Merrill Corporation or its Affiliates in connection with the transactions contemplated by this Agreement.

“Delay Event” means (i) a breach by Sellers of any of their respective representations, warranties, covenants or obligations under this Agreement, including Sellers’ delivery obligations under Section 2.6(a)(xiii), that is the primary cause of the failure of the Closing to occur on or before June 30, 2010, and/or (ii) any delay arising out of or resulting from, directly or indirectly, any dealings with RCC or otherwise involving RCC’s Partnership Interests, including any litigation, court orders or refusal of the Mississippi Gaming Commission to consider or approve Buyers’ gaming application as a result of issues concerning RCC or RCC’s Partnership Interests, that is the primary cause of the failure of the Closing to occur on or before June 30, 2010.

“Dispute Notice” has the meaning set forth in Section 5.8(b).

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan (including any Multiemployer Plan), (c) Employee Welfare Benefit Plan, (d) Management and Supervisory Incentive Plan or (e) Other Employee Benefit Obligation.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Law” means any Law relating to the regulation or protection of the environment or natural resources or workplace health or safety or the emission release, treatment, storage, disposal, transport or handling or other regulation of Hazardous Material.

“Environmental Permits” mean all Permits under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Sellers (within the meaning of Section 414(b) or 414(c) of the Code).

“Exception Review Period” has the meaning set forth in Section 12.1(b).

“Exchange Act” has the meaning set forth in Section 3.18.

“Final Cash Count” has the meaning set forth in Section 5.5(b).

“Final Cash Schedule” has the meaning set forth in Section 5.5(c).

“Financial Statements” has the meaning set forth in Section 3.4.

“GAAP” means United States generally accepted accounting principles as in effect at the time in question.

“Gaming Agreement” means the Rental or Participation Agreement between Bally and the Partnership in substantially the form attached hereto as Exhibit A.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Casino or the Business.

“Gaming Authorities” means the Mississippi Gaming Commission and such other Governmental Entities as have regulatory authority over the gaming activities of the Business.

“Gaming Regulations” means the Mississippi Gaming Control Act and the regulations of the Mississippi Gaming Commission, including the policies, interpretations and administration thereof by the Mississippi Gaming Commission.

“Governmental Entity” means any foreign or domestic, federal, tribal, territorial, state or local governmental or quasi-governmental authority, instrumentality, court, government commission, tribunal or organization, or any regulatory, administrative or other agency or authority, or any political or other subdivision, department or branch of any of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 13.18(a).

“Guarantor” has the meaning set forth in Section 13.18.

“Guaranty Beneficiary” has the meaning set forth in Section 13.18.

“Guaranty Company” has the meaning set forth in Section 13.18.

“Hazardous Material” means (a) any petroleum or petroleum fraction, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs), (b) any chemicals or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “pollutant,” “contaminant,” “special waste,” or “toxic substances,” under any Environmental Law, and (c) radioactive materials regulated under Environmental Laws.

“HFS Financing Agreements” means that certain Casino Financing Agreement, dated August 3, 1993, between HFS Brands, Inc. and RCC, as amended, including by letter agreements dated February 25, 1994 and August 11, 1994, and the Consolidation Agreement, including, (i) the Notes thereunder, the Loan Collateral Documents (including deeds of trust) thereunder, the Development Guaranties thereunder and any other documents executed in connection with the Loan thereunder, (ii) the Royalty Collateral Documents (including deeds of trust) executed in connection with the HFS Royalty thereunder, and (iii) Marketing and Services Agreement thereunder.

“Hotel Lease” means that certain ground lease between Rainbow Casino-Vicksburg Partnership, L.P. as landlord and MPH Investments of Mississippi, Inc. (as successor by assignment from AP Properties of Mississippi, Inc., successor by assignment from Vicksburg, MS 694-711 Partnership, successor by assignment from AP Hotels of Mississippi, Inc.) as Tenant dated as of June 21, 1994, and as amended by amendments dated February 18, 2002, December 11, 2002, November 17, 2006, and December 27, 2007, regarding the premises commonly known as 1350 Warrenton Road, Vicksburg, Mississippi 39180.

“HSR Act” has the meaning set forth in Section 3.18.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, letters of credit, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (d) under capital leases, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.5.

“Independent Accountant” has the meaning set forth in Section 2.8(b).

“Intellectual Property” means all (a) patents and patent applications, including provisionals, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and other identifiers of source or goodwill, together with all the goodwill associated with the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (c) works of authorship, including all copyrights, registrations and applications therefore; and (d) confidential and proprietary information, trade secrets, know-how, data, programs, specifications, processes and inventions (whether patentable or unpatentable and whether or not reduced to practice).

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures limited liability companies and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Partnership and issued by any Person other than the Partnership (other than trade receivables generated in the ordinary course of business of the Partnership).

“IRS” means the United States Internal Revenue Service.

“Isle” has the meaning set forth in the Preamble.

“Knowledge of the Partnership” means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1(a) as of the date of this Agreement and the Closing Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any state, county, city or other political subdivision thereof, of any tribal entity, or of any Governmental Entity.

“Leased Property” has the meaning set forth in Section 3.6(a).

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party that is used by the Partnership pursuant to a licensing, sublicensing, settlement, covenant not to sue or other agreement.

“Licensed Parties” has the meaning set forth in Section 4.9.

“Licensing Affiliates” has the meaning set forth in Section 4.9.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), adverse claim of title, proxy, option, warrant, voting agreement, right of first refusal or redemption or other restriction or other security arrangement of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 10.2(a).

“Management and Supervisory Incentive Plan” means that certain incentive plan maintained by the Partnership for the benefit of certain key members of management and other supervisors.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any change or effect (i) that is, or is reasonably likely to be, materially adverse to the financial condition, business, assets or results of operations of the Partnership, taken as a whole, or (ii) that has, or is reasonably likely to have, a material adverse effect on the ability of Sellers to perform their obligations hereunder or consummate the Closing in a timely manner, excluding from the foregoing clause (i) any event, change or circumstance arising out of (a) the compliance by the Partnership with the terms and conditions of this Agreement, (b) changes in applicable Laws or regulations or in GAAP or accounting rules, (c)

general economic or financial conditions or other similar developments, (d) acts of war, sabotage or terrorism, military actions or the escalation thereof, (e) any Casualty that is not, or is not reasonably likely to be, a Casualty Termination Event, or (f) the effect of any matter which is specifically disclosed in Schedule 1.1(b), except, in the case of clauses (c) and (d), to the extent that such event has, or is reasonably likely to have, a materially disproportionate effect on the Business or Partnership.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Minimum Cash on Hand” has the meaning set forth in Section 5.5(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Acquired Insurance Policies” has the meaning set forth in Section 5.19(b).

“Objectionable Title Matters” has the meaning set forth in Section 12.1(b).

“Order” means any award, decision, writ, judgment, decree, injunction, ruling, subpoena or, verdict, entered, issued, made or rendered by any court, arbitrator, administrative or regulatory agency, or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Other Contracts” has the meaning set forth in Section 3.10(b).

“Other Employee Benefit Obligation” means any obligations or arrangements to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees, or agents, including, without limitation, bonus, incentive compensation, stock option, and severance plans, agreements and arrangements.

“Other Tax Returns” has the meaning set forth in Section 11.2(b).

“Outside Date” has the meaning set forth in Section 9.1(a)(iv).

“Outstanding Items” has the meaning set forth in Section 5.7.

“Owned Property” has the meaning set forth in Section 3.6(a).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership dated March 29, 1995 by and between United Gaming Rainbow, Inc., a Nevada corporation, as general partner and The Rainbow Casino Corporation, a Mississippi corporation, as limited partner.

“Partnership Insurance Policies” has the meaning set forth in Section 3.15.

“Partnership Insureds” has the meaning set forth in Section 5.19.

“Partnership Intellectual Property” means all Intellectual Property owned by the Partnership.

“Partnership Interests” has the meaning set forth in the Recitals.

“Partnership Letter” means that certain letter dated as of the date of this Agreement, delivered by Sellers to Buyers.

“Permits” has the meaning set forth in Section 3.5.

“Permitted Exceptions” means (a) Permitted Liens, (b) the state of facts disclosed by Surveys (or any update thereof obtained by Buyers) and approved, or deemed approved, by Buyers pursuant to Section 12.1, other than the matters set forth on Schedule 12.1, (c) zoning ordinances and regulations and any other laws, ordinances, or governmental regulations restricting or regulating the use, occupancy, or enjoyment of the Owned Property or the Leased Property, (d) all Liens of record disclosed on the Preliminary Title Report or any subsequent revision of the Preliminary Title Report approved, or deemed approved, by Buyers in accordance with the terms of this Agreement, (e) any non-monetary Lien arising after the date of issuance of the Preliminary Title Report not created by the voluntary act of Sellers, RCC, the Partnership or Affiliates of Sellers or RCC, which individually or in the aggregate with other such Liens is not, and could not reasonably be expected to be, material, and (f) any matter imposed upon the Owned Property or the Leased Property by Buyers or arising as a result of the actions of Buyers.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to any workers’ compensation liability of the Partnership that is not yet due or payable, and (c) in the case of real property, any non-monetary Lien not created by the voluntary act of Sellers or RCC which individually or in the aggregate with other such Liens is not, and could not reasonably be expected to be, material, other than the matters set forth on Schedule 12.1.

“Person” means any entity or natural person or any corporation, limited liability company, partnership, joint venture or other entity, whether or not a legal entity.

“Plan” has the meaning set forth in Section 3(3) of ERISA.

“Post-Closing Adjustment” has the meaning set forth in Section 2.8(c).

“Pre-Closing Occurrence Claims” has the meaning set forth in Section 5.19(e)(i).

“Preliminary Title Report” means the preliminary title report for the Owned Property issued by the Title Company.

“Preparation Period” has the meaning set forth in Section 2.8(a).

“Proceeds” has the meaning set forth in Section 5.8(d).

“Project Documents” means, collectively, (i) the Casino Management Agreement, (ii) the Consolidation Agreement, (iii) the HFS Financing Agreements, and (iv) the Basic Agreement.

“Property Taxes” has the meaning set forth in Section 11.6.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Plan” means each Employee Benefit Plan which is intended to qualify under Section 401 of the Code.

“Rainbow Parcels” has the meaning set forth in the definition of Surveys in this Article I.

“RCC” has the meaning set forth in the Recitals.

“RCC Buyer” has the meaning set forth in the Preamble.

“Real Property” means the Owned Property and the Leased Property.

“Real Property Lease” has the meaning set forth in Section 3.6(a).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, disposing and placing, including the abandonment or discarding of barrels, tanks, containers and other closed receptacles containing any Hazardous Materials, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Requisite Court Order and Related Documents” means (i) a valid and enforceable final, non-appealable order of a court of competent jurisdiction in the State of Mississippi, which is in full force and effect and binding on RCC, and in form and substance reasonably satisfactory to Buyers, ordering the assignment of RCC’s Partnership Interests to Buyers pursuant to this Agreement and the Partnership Agreement; (ii) duly and validly executed assignments and other documents or instruments by or on behalf of RCC, in form and substance reasonably satisfactory to Buyers, sufficient to sell, convey, transfer and assign to RCC Buyer good, valid, legal and beneficial title to, all of RCC’s Partnership Interests free and clear of all Liens, withdraw RCC as the sole limited partner of the Partnership and admit RCC Buyer as sole limited partner of the Partnership; (iii) such other documents, agreements and instruments as Buyers may reasonably request to accomplish or evidence the foregoing purposes, in form and substance reasonably satisfactory to Buyers; and (iv) an opinion, in form and substance reasonably satisfactory to Buyers, of Mississippi legal counsel, reasonably satisfactory to Buyers, that opines as to, among other things that Buyers may reasonably request, the due authorization, execution, delivery and enforceability, as applicable, of the court order, assignments, documents and instruments described in clauses (i), (ii) and (iii) and the sole right of Buyers, without any notice, consent or approval of any Person, including Sellers or RCC, to manage and control the Partnership from and after the Closing.

“Requisite Damage Amount” has the meaning set forth in Section 5.8(b).

“Retention Bonuses” has the meaning set forth in Section 8.3.

“Securities Act” has the meaning set forth in Section 4.7.

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings set forth in Section 10.2(c).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Benefit Plans” has the meaning set forth in Section 3.9(a).

“Sellers’ Title Response” has the meaning set forth in Section 12.1(b).

“Signing Date” has the meaning set forth in the Preamble.

“Special Damages” has the meaning set forth in Section 10.3(b)(iv).

“Special Warranties” has the meaning set forth in Section 10.1.

“Straddle Period” has the meaning set forth in Section 11.6.

“Subsidiary” means, with respect to any Person, (a) any corporation or other Person as to which more than 10% of the outstanding stock or other equity interests having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s Subsidiaries and (b) any partnership, limited liability company, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

“Surveys” means, collectively, that certain ALTA survey (job number 1375) conducted by Strickland Surveying and Mapping, Inc. and dated as of March 31, 2010 of those certain lots, tracts, or parcels of land situated in parts of Sections 6 and 8, Township 15 North, Range 3 East, Vicksburg, Warren County, Mississippi, which comprise the campus known as Rainbow Casino and Hotel, having a street address of 1350-1380 Warrenton Road, Vicksburg, MS,  and identified by Warren County tax permanent parcel identification numbers (PPIN) #25112, 25113, 25114, 25115, 29848, 10159, 10160, 10161, and 10162 (collectively, the “Rainbow Parcels”).

“Tax” or “Taxes” means any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any other foreign taxing authority under any statute or regulation, including, without limitation, all income, franchise, gross receipts or revenue, sales and use, gaming, property, ad valorem, excise, payroll, and other taxes, and all interest, penalties and additions thereto.

“Tax Claim” has the meaning set forth in Section 11.2(a).

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to or concerning Taxes, including information and amended tax returns.

“Termination Election” has the meaning set forth in Section 5.8(a).

“Termination Election Period” has the meaning set forth in Section 5.8(a).

“Termination Notification Period” has the meaning set forth in Section 9.1(a)(vi).

“Title Affidavit” has the meaning set forth in Section 12.1(e).

“Title Company” means First American Title Insurance Company.

“Title Exceptions” has the meaning set forth in Section 12.1(a).

“Title Policy” has the meaning set forth in Section 7.1(i).

“Trademark Assignment Agreement” means a trademark assignment agreement between Bally and Partnership in substantially the form attached hereto as Exhibit B.

“UG Buyer” has the meaning set forth in the Preamble.

“United Gaming” has the meaning set forth in the Preamble.

“WAP Agreement” means the Wide Area Network Services Agreement between Bally and the Partnership in substantially the form attached hereto as Exhibit C.

ARTICLE II.

PURCHASE AND SALE OF PARTNERSHIP INTERESTS

Section 2.1           Sale of Interests.  On the terms and subject to the conditions of this Agreement, at the Closing, (a) United Gaming agrees to sell, and Isle agrees to purchase, or to cause UG Buyer to purchase, from United Gaming, all of United Gaming’s Partnership Interests and (b) United Gaming shall cause RCC to sell, and Isle agrees to purchase, or to cause RCC Buyer to purchase, from RCC, all of RCC’s Partnership Interests.

Section 2.2           Purchase Price.  The aggregate purchase price for the Partnership Interests shall be an aggregate amount of cash equal to $80,000,000; provided, however, if (a) the Closing occurs after June 30, 2010 and (b) no Delay Event has occurred, then the aggregate purchase price for the Partnership Interests shall be an aggregate amount of cash equal to $82,000,000 (the applicable amount is referred to herein as the “Closing Payment”) (such amount, as adjusted pursuant to Section 2.8, the “Purchase Price”).

Section 2.3           Payment of Purchase Price.  At the Closing, Isle shall pay, or cause Buyers to pay, to United Gaming and RCC the Closing Payment in cash by wire transfers of immediately available funds pursuant to the allocation set forth on Schedule 2.4.  All payments of the Purchase Price made by Buyers pursuant to Schedule 2.4 or as otherwise directed by any Seller hereunder shall constitute payment of the Purchase Price for all purposes under this Agreement, and Buyers shall have no further responsibility or liability therefor.  Any payment of the Purchase Price made to any Seller on behalf of RCC shall be promptly remitted to RCC or to an escrow agent on behalf of RCC by such Seller.

Section 2.4           Sellers’ Allocation.  The Purchase Price shall be allocated among United Gaming and RCC in the manner set forth on Schedule 2.4.

Section 2.5           Closing.  The closing of the purchase and sale of the Partnership Interests and other transactions (the “Closing”) provided for in this Agreement will take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, 47th Floor, Los Angeles, CA 90071, within five (5) days after the satisfaction or waiver by the appropriate party of all the conditions contained in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other time and place as the parties may agree (such time and date, the “Closing Date”).

Section 2.6           Closing Deliveries.

(a)     At the Closing, Sellers will deliver to Buyers:

(i)         the WAP Agreement executed by Bally;

(ii)        the Gaming Agreement executed by Bally;

(iii)       the Trademark Assignment Agreement executed by Bally and the Partnership;

(iv)       any consents required pursuant to Section 7.1(f);

(v)        a certificate substantially in the form attached as Exhibit D to this Agreement, executed by United Gaming and Bally;

(vi)       a release of claims against the Partnership, in the form attached as Exhibit E, executed by United Gaming and Bally;

(vii)      copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyers, that are necessary to evidence the full and complete termination of all agreements and transactions (including intercompany payables and receivables) between the Partnership, on the one hand, and United Gaming, Bally, or any of their respective Affiliates, on the other hand, other than the Ancillary Agreements;

(viii)     copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyers, that are necessary to evidence the full and complete termination of the Casino Management Agreement and transactions contemplated thereby (including resignations of those appointed thereunder, if any);

(ix)       duly and validly executed copies of all agreements, pay-off letters, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyers, that are necessary to evidence the full and complete release or termination of all Liens on the Partnership Interests and all Liens (other than Permitted Liens) on the assets and properties of the Partnership and the payment of all outstanding Indebtedness of the Partnership on or prior to the Closing;

(x)        a certificate from United Gaming, in the form provided in Treasury Regulation section 1.1445-2(b)(2)(iv), issued pursuant to and in compliance with Treasury Regulation section 1.1445-2(b)(2), certifying that United Gaming is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2);

(xi)       the Title Affidavit;

(xii)      an assignment of United Gaming’s Partnership Interests, in substantially the form attached as Exhibit F, duly and validly executed by United Gaming;

(xiii)              either (A) an assignment of RCC’s Partnership Interests, in substantially the form attached as Exhibit G and a termination and release of claims against the Partnership, in substantially the form attached as Exhibit H, each duly and validly executed by RCC, or (B) the Requisite Court Order and Related Documents.

(xiv)     an amendment to the Partnership Agreement, in form and substance reasonably satisfactory to Buyers regarding the withdrawal of United Gaming and RCC as partners and the admission of Buyers as the sole partners, executed by United Gaming;

(xv)      a certificate of change in general partner to be filed with the Office of the Secretary of State of the State of Mississippi, in form and substance reasonably satisfactory to Buyers;

(xvi)     a certificate of United Gaming, in its capacity as general partner of the Partnership, in form and substance reasonably satisfactory to Buyers, certifying as of the Closing Date to (A) the certificate of limited partnership of the Partnership and (B) the Partnership Agreement;

(xvii)    a Certificate from the Office of the Secretary of State of the State of Mississippi certifying the good standing of the Partnership to do business in Mississippi dated within ten days prior to the Closing Date;

(xviii)         a CD-ROM containing electronic copies of all materials made available in the Data Site on or prior to the Closing Date; and

(xix)              the final Survey.

(b)     At the Closing, Buyers will deliver, or will cause to be delivered, to United Gaming:

(i)                  the Closing Payment, by wire transfers of immediately available funds to the accounts identified in writing provided by United Gaming to Buyers at least two Business Days prior to the Closing Date;

(ii)               the WAP Agreement executed by the Partnership;

(iii)            the Gaming Agreement executed by the Partnership;

(iv)           an amendment to the Partnership Agreement, in form and substance reasonably satisfactory to Sellers, executed by Isle, UG Buyer and/or RCC Buyer, as applicable;

(v)              any consents required pursuant to Section 7.2(f); and

(vi)           a certificate substantially in the form attached as Exhibit I to this Agreement, executed by each Buyer.

(c)               On or prior to the date hereof, United Gaming will deliver to Buyers an estoppel certificate, in form and substance reasonably satisfactory to Buyers, and dated within ten days prior to the date hereof, duly and validly executed by the tenant under the Hotel Lease.

Section 2.7         Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, all cash and cash equivalents of the Partnership (except for the cash required to cover the Outstanding Items and the Minimum Cash on Hand), including, without limitation, all checking accounts, bank accounts, deposit accounts, certificates of deposit, time deposits, securities, uncashed checks received by the Partnership on or prior to the Closing Date, and all interest and dividends thereon, are specifically excluded from the transactions contemplated by this Agreement and shall be retained by United Gaming following the Closing.  Immediately prior to the Closing, United Gaming shall cause the Partnership to dividend to United Gaming all such cash and cash equivalents in excess of the Outstanding Items and the Minimum Cash on Hand.

Section 2.8         Post-Closing Adjustments.

(a)               Not later than sixty (60) days after the Closing Date (the “Preparation Period”), United Gaming and a representative of Buyers shall jointly prepare a mutually agreed upon schedule (the “Closing Date Schedule”), which, if so mutually agreed upon, shall be deemed final for purposes of this Agreement, that sets forth (i) all unpaid wages, salaries, commissions, Management and Supervisory Incentive Plan bonuses, fringe benefits (excluding accrued vacation pay) and all other unpaid direct and indirect compensation of any kind for all services performed by the Partnership’s employees prior to the Closing Date other than the Retention Bonuses; (ii) any chip and token liability arising prior to the Closing Date for any guest or customer of the Partnership that has not been accrued and reserved in the ordinary course of business; (iii) on a meter-by-meter basis, any amount of accrued liability as determined by the amount shown as of 11:59 P.M. CST (or CDT, as applicable) on the Closing Date on the progressive meter of each of the Partnership’s progressive slot machines that exceeds the base jackpot of each such machine; (iv) all real and personal property Taxes and similar ad valorem obligations relating to the Real Property, gaming Taxes, payroll Taxes and sales and use Taxes attributable to periods prior to the Closing Date (which shall be apportioned in the manner described in Section 11.6); (v) all utility expenses (which shall include water, gas, electric, sewer, fuel and the like) attributable to the period prior to the Closing Date (prorated on the basis of the most recently issued bill therefor); (vi) any professional and legal fees for services performed prior to the Closing Date; (vii) any accounts payable (including trade payables and unvouchered payables) attributable to the period prior to the Closing Date and not included in the foregoing clauses (i) through (vi); (viii) the “Accrued Other” reserve; (ix) any amount of prepaid balances (including insurance and deposits and the items described in items (iv) and (v)) apportioned to the period after the Closing Date in the manner described in Sections 11.1 and 11.6, as applicable, and to the extent Buyers receive the benefit thereof; and (x) inventories, including but not limited to promotional items and food and beverage items in the restaurant as of the Closing Date (items (i) through (viii), collectively, the “Closing Date Liabilities” and items (ix) and (x), collectively, the “Closing Date Assets”).  No amounts shall be included in the Closing Date Liabilities for which payment was made prior to the Closing Date pursuant to Section 5.7.

(b)              If, at the end of the Preparation Period, the parties are unable to agree on the Closing Date Schedule or any element thereof, then Buyers or United Gaming may submit the disputed matters to Grant Thornton LLP or any other independent accounting firm of recognized national standing with no existing relationship with either party that is mutually agreed upon by United Gaming and Buyers (the “Independent Accountant”) to resolve any remaining disagreements so submitted.  The Independent Accountant shall determine within thirty (30) days after accepting such engagement, with respect to the disagreements submitted to the Independent Accountant, whether and to what extent (if any) the items at issue should be reflected on the Closing Date Schedule.  The Independent Accountant shall promptly deliver to Buyers and United Gaming its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall be (i) consistent with the position of United Gaming or Buyers or (ii) between the positions of United Gaming and Buyers.  The fees and expenses of the Independent Accountant shall be borne by Buyers, on the one hand, and United Gaming, on the other hand, as determined by the Independent Accountant based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to it.  For purposes of illustration only, if there were an aggregate of $100 of items in dispute and if the final written determination of the Independent Accountant states that $80 of such items are in accordance with United Gaming’s position and $20 of such items are in accordance with Buyers’ position, United Gaming would bear 20% of the Independent Accountant’s costs and expenses, on the one hand, and Buyers would bear 80% of such costs and expenses, on the other hand.  The determination made by the Independent Accountant, and the Closing Date Schedule as adjusted pursuant thereto, shall be final, binding and conclusive for purposes of this Agreement and judgment may be entered thereon in a court of competent jurisdiction.

(c)               If the amount of the Closing Date Liabilities exceeds the amount of the Closing Date Assets as shown on the final determination of the Closing Date Schedule, United Gaming shall pay to Buyers cash in the amount of such excess in the allocation set forth on Schedule 2.8(c), as soon as practicable (but in any event within ten business days) after the final determination of the Closing Date Schedule in accordance with this Section 2.8.  If the amount of Closing Date Assets exceeds the amount of Closing Date Liabilities, Buyers shall pay to United Gaming cash in the amount of such excess as soon as practicable (but in any event within ten business days) after final determination of the Closing Date Schedule in accordance with this Section 2.8.  Any such payment made pursuant to this Section 2.8 shall be referred to in this Agreement as the “Post-Closing Adjustment” and unless otherwise required by applicable Law shall be treated for tax purposes as an adjustment to the Purchase Price.

(d)              The Closing Date Schedule shall be prepared in a manner consistent with the Accounting Principles.  Attached to this Agreement as Schedule 2.8(d) is an example of the Closing Date Schedule of the Partnership, as of December 31, 2009, which illustrates, and shall be used as a model, in preparing the Closing Date Schedule.  “Accounting Principles” means that each accounting term used in this Agreement shall have the meaning that is applied thereto in accordance with GAAP and each item included in the Closing Date Schedule prepared as of the Closing Date shall be calculated in accordance with GAAP, in each case, consistent with the Financial Statements, books and records and past practice of the Partnership and in a manner consistent with the method of calculation used in determining the Post-Closing Adjustment as set forth on Schedule 2.8(d).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

United Gaming, on behalf of itself and where applicable, RCC, represents and warrants to Buyers, that:

Section 3.1         Organization, Existence and Good Standing of the Partnership.

(a)               The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power and authority to own its properties and assets and to carry on its business.  The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.  Sellers have previously provided to Buyers a complete and correct copy of the certificate of limited partnership and limited partnership agreement of the Partnership.

(b)              Each Seller and RCC is duly formed, validly existing and in good standing under the laws of its state of formation.

Section 3.2         Authority of Sellers and RCC.  This Agreement has been, and each Ancillary Agreement that is to be entered into by any Seller or RCC, as applicable, at Closing, will be duly authorized and validly executed and delivered by each Seller or RCC, as applicable, and constitutes a legal, valid and binding obligation of each Seller or RCC, as applicable, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  Each Seller and RCC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations set forth in this Agreement and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by Sellers or RCC, as applicable.  This Agreement and each Ancillary Agreement to which any Seller or RCC is a party and the consummation of the transactions contemplated in this Agreement or thereby have been duly authorized by all requisite action of Sellers, RCC, and the Partnership, as applicable.  Each Seller and RCC has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and perform its respective obligations under this Agreement and each Ancillary Agreement.

Section 3.3         Capitalization; Ownership of the Partnership Interests.

(a)               The ownership interests of the Partnership consist of a limited partnership interest owned by RCC that entitles RCC to 10% of Net Cash Flow (as defined in the Partnership Agreement) for each fiscal year of the Partnership through the term of the Partnership unless Gross Gaming Revenues (as defined in the Partnership Agreement) for any such year exceed $35,000,000, in which case RCC is entitled to a 20% share of Net Cash Flow to the extent (but solely to the extent) allocable on a straight line proportionate basis to Gross Gaming Revenue in excess of $35,000,000 in such fiscal year, and a general partnership interest owned by United Gaming, which interest entitles United Gaming to all other economic rights and ownership interests under the Partnership Agreement.  Other than the Partnership Interests, there are no equity or other ownership interests, profits interests, or securities of the Partnership authorized, issued and outstanding.  Except as set forth on Section 3.3 of the Partnership Letter, United Gaming and RCC own the Partnership Interests free and clear of all Liens and are the sole partners of the Partnership.  All of the Partnership Interests have been duly authorized and validly issued and are fully paid and nonassessable and were offered, sold and issued in compliance with all applicable Laws and not in violation of any preemptive rights.  There are no Contracts relating to the issuance, sale or transfer of any equity interests or other interests of the Partnership.  The Partnership does not own, directly or indirectly, whether of record or beneficially, any Investment Assets, and the Partnership does not have any Subsidiaries.  At and as of the Closing, in accordance with Section 2.1, United Gaming and RCC will sell, convey, transfer and assign to Buyers, and Buyers shall acquire, good, valid, legal and beneficial title to, all of the Partnership Interests free and clear of all Liens, and be admitted as sole partners of the Partnership.  Sellers have previously provided to Buyers a complete and correct copy of all minutes of all meetings (or written consents in lieu of meetings) of the partners of the Partnership and the Partnership Agreement.  The Partnership does not have any officers or directors.

(b)              No partner of the Partnership is required to make any further capital contributions to the Partnership.  From and after the Closing, (i) no consent or approval from, or notice to, any Seller, RCC or any other third Person (including HFS (as defined in the Partnership Agreement)) shall be required for Buyers to liquidate or windup the Partnership or to modify or amend in any manner the Partnership Agreement or the certificate of limited partnership of the Partnership, including any modification or amendment to eliminate the RCC Interest (as defined in the Partnership Agreement) and all rights and remedies related thereto, (ii) none of the Sellers, RCC nor any of their respective Affiliates nor any other third Person shall have any right to (A) manage or control the Partnership, (B) consent, approve or receive notice of any actions of the Partnership, or (C) receive any management fees or any other distributions from the Partnership of any nature or kind.  All rights of National Gaming Corp., National Gaming Mississippi, Inc., HFS Gaming Corp., HFS Brands, Inc. and their respective Affiliates, under the Consolidation Agreement, the HFS Financing Agreements, and the Basic Agreement have terminated, expired, been waived, or been transferred to Sellers, and the Partnership, Buyers and their respective Affiliates will not have from and after the Closing any liability or obligation of any nature or kind under any Project Document.

(c)               Except as set forth on Section 3.3(c) of the Partnership Letter, as of the Signing Date, there are no liabilities or obligations, including any Indebtedness, of any Seller or RCC, any of their respective Affiliates, or the Partnership under any of the Project Documents.  As of the Closing, all liabilities and obligations, including any Indebtedness, under the Project Documents will have been terminated or otherwise discharged without any liability, obligation or recourse of any nature or kind to the Partnership or its assets, Buyers or their respective Affiliates.

Section 3.4         Financial Statements.  Sellers have delivered to Buyers true and complete copies of (i) the audited balance sheet, audited statement of operations, audited statement of partners’ capital and audited statement of cash flows of the Partnership as of and for the 12-month periods ending June 30, 2007 and June 30, 2008 accompanied by the independent auditor’s report of Deloitte & Touche LLP issued as of August 28, 2008 with respect thereto and (ii) the unaudited balance sheet, unaudited statement of operations and unaudited statement of cash flows of the Partnership as of and for the 12-month period ending June 30, 2009 and the unaudited balance sheet and unaudited statement of operations for the 8-month period ending February 28, 2010 (collectively, the “Financial Statements”).  Attached as Section 3.4 of the Partnership Letter is a correct and complete copy of the Financial Statements.

(a)               The Financial Statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and the books and records of the Partnership, the financial position of the Partnership as of the date thereof and its consolidated statements of operations, statement of partners’ capital and cash flows for the periods then ended.

(b)              Since February 28, 2010 there has been no Material Adverse Effect.

(c)               Except as and to the extent adequately accrued or reserved against in the unaudited balance sheet, unaudited statement of operations and unaudited statement of cash flows of the Partnership as of and for (i) the 12-month period ended December 31, 2009 or (ii) the 8-month period ending February 28, 2010, to the Knowledge of the Partnership, the Partnership does not have (and to the Knowledge of the Partnership, there exists no facts or circumstances that, with the giving of notice or the passage of time or both, would reasonably be expected to give rise to) any material liability of a nature required by GAAP to be reflected in a balance sheet of the Partnership or any material off-balance sheet liability.

Section 3.5         Licenses and Permits.  The Partnership and all of its officers, employees, partners and agents have received and hold all material permits, registrations, licenses, franchises, certifications and other approvals and authorizations (collectively, “Permits”) required from any Governmental Entity in order for the Partnership to conduct and operate the Business as currently conducted or operated, and to permit the Partnership to own or use its assets in the manner in which such assets are currently owned or used.  Each such Permit is in full force and effect, except where failure to hold such permits, registrations, licenses, franchises, certifications or other approvals and authorizations would not be material.

Section 3.6         Real Property.

(a)               Section 3.6(a) of the Partnership Letter sets forth a complete and correct list of (i) each parcel of real property owned by the Partnership (the “Owned Property”), and (ii) any lease agreement pursuant to which the Partnership leases real property (as lessor or lessee) (each a “Real Property Lease”) together with a list by address of each parcel of Owned Property subject to any Real Property Lease (the “Leased Property”).  Prior to the date hereof, the Partnership has made available to Buyers copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto) and such copies are true, correct and complete in all material respects.  Each Real Property Lease is enforceable against the Partnership and, to the Knowledge of the Partnership, enforceable against the other parties to that Real Property Lease, subject to general principles of equity and to laws affecting creditors’ rights generally.  The Partnership has not, prior to the Signing Date, given any notice to any Person terminating or purporting to terminate any Real Property Lease, and, as of the Signing Date, the Partnership has not received written notice from any Person terminating or purporting to terminate any Real Property Lease.  The Partnership has not received any notice of any breach or default by the Partnership under the Real Property Leases that has not been cured or, alternatively, waived by the applicable tenant.  The Partnership has not, prior to the Signing Date, delivered notice to any Person of any breach or default by that Person under a Real Property Lease unless that default or breach has been cured or waived by the Partnership.  No event or circumstance has occurred that, with the giving of notice or the passage of time or both, would constitute a material breach or default by the Partnership under any Real Property Lease.  As of the Signing Date, to the Knowledge of the Partnership, no event or circumstance has occurred that, with the giving of notice or passage of time or both, would constitute a material breach or default by any other party to any Real Property Lease.

(b)              Except as otherwise set forth in Section 3.6(a) or (b) of the Partnership Letter, there are no contracts or other obligations outstanding for the sale, exchange, lease (other than Real Property Leases) or transfer of any of the Owned Property, or any material portion thereof and no tenant or occupant of any of the Real Property or any other third party has any right of first refusal, right of first offer, or other option or right to lease (other than as provided in Real Property Leases), purchase or otherwise acquire any interest in the Real

Property or any portion thereof.  The option granted to the tenant pursuant to section 28.1 of the Hotel Lease to expand the demised premises on to adjacent Owned Property has expired pursuant to its terms, has not been extended or renewed, and the Partnership has no obligations of any kind outstanding under section 28.1 of the Hotel Lease.  The restriction on disposition or further development of certain portions of the Owned Property set forth in section 28.1 of the Hotel Lease has expired pursuant to its terms, has not been extended or renewed, and the Partnership is no longer subject to the restrictions set forth in section 28.1 of the Hotel Lease.  The right of the tenant under section 28.3 of the Hotel Lease to construct an additional hotel or extended-stay facility on the Owned Real Property has expired pursuant to its terms, has not been extended or renewed, and the Partnership has no obligations of any kind outstanding under section 28.3 of the Hotel Lease.

(c)               The Partnership has not received, prior to the Signing Date, any written notice of any pending judicial proceeding seeking to condemn the Real Property or any portion thereof or interest therein and no such proceeding is pending, or to the Knowledge of the Partnership, threatened.  The Partnership has not entered into and is not negotiating any agreement in lieu of Condemnation relating to the Real Property.

(d)              The impact fees referenced in section 2.1(e) of that certain Agreement by and between the Partnership and the City of Vicksburg, Mississippi (the “City”) dated February 7, 1994, as amended by that certain Amendment No. 1 to Agreement dated July 11, 1994, (as amended, the “City Agreement”) have been paid in full by the Partnership to the City in accordance with the terms of the City Agreement (or, alternatively, waived by the City) and the City has accepted payment of such fees (or such waiver) in full satisfaction of the Partnership’s obligation under section 2.1(e) of the City Agreement.  No additional impact fees, or other obligations of any kind, remain outstanding from the Partnership to the City under such section 2.1(e), and the Partnership has not received any notice that any such obligations have accrued or remain outstanding.  The Partnership timely completed development and construction of the Casino, Six Flags Entertainment Park, restaurants and hotel as required by such section 2.1(f) of the City Agreement, or, alternatively, if the Partnership did not timely complete development and construction, then the Partnership paid and discharged the monetary penalties specified in Section 2.1(f) of the City Agreement for such failure, and the Partnership has otherwise complied with each of its other obligations, including construction obligations, set forth in the City Agreement, all of which have been accepted by the City in satisfaction of the Partnership’s obligations under section 2.1(f) of the City Agreement.  No additional obligations of any kind remain outstanding from the Partnership to the City under section 2.1(f), or any other section, of the City Agreement, and the Partnership has not received any notice that any such obligations have accrued or remain outstanding.  Sellers have previously delivered to Buyers (i) a complete and correct copy of the City Agreement, together with Amendment No. 1 thereto, and no other modifications or amendments exist, and (ii) a complete and correct copy of each document referenced in the City Agreement, together with any modification or amendment to any such document, to the extent such are within the possession or control of Sellers or RCC, including all plans, specifications, and other documents filed or otherwise submitted to the City in connection with construction of the Project (as defined in the City Agreement).  There is no other agreement affecting, amending or modifying the City Agreement or any document referenced therein that has not been previously delivered to Buyers.  The Partnership either (i) has previously spent at least $15,000,000 in constructing the Six Flags Entertainment Park, the restaurants and the hotel or (ii) has paid any sums due to the City pursuant to the last sentence of section 2.1(f) of the City Agreement.  The Partnership was not and is not required by the City to build any multi-family units as contemplated in the City Agreement.  The Partnership has not received any notice that any such obligation to construct any multi-family units as contemplated in the City Agreement has accrued or remains outstanding.

(e)               The Partnership is currently in possession of all certificates of occupancy and other permits issued by the City required to operate the Casino (as defined in the City Agreement) and Non-Casino Facilities (as defined in the City Agreement).  The Partnership has not received any notice of default as contemplated in section 6.08 of the City Agreement, or otherwise from the City in connection with the City Agreement or the development and construction of the Six Flags Entertainment Park, the restaurants, the hotel and/or the multi-family units, and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under the City Agreement.  Each Certificate of Occupancy (as defined in the City Agreement) held by the Partnership or issued by the City in connection with the Project (as defined in the City Agreement) remains in full force and effect, and, to the Knowledge of the Partnership, there are no facts or circumstances which would impair the continued validity of such Certificates of Occupancy (as defined in the City Agreement), and neither the Partnership nor any third party holding a Certificate of Occupancy (as defined in the City Agreement) in connection with the Project (as defined in the City Agreement) has received any notice that either threatens or states facts or circumstances upon which a threat of suspension or termination of such Certificate of Occupancy might be grounded.  The current zoning classification of the Project Site (as defined in the City Agreement) by the City, together with any and all other land-use categorizations, classifications and designations made by each and every other entity with lawful jurisdiction to impose land use conditions and restrictions on the Project Site (as defined in the City Agreement), including the Corps of Engineers of the Department of the Army, allow for the Partnership’s lawful operation of the Project (as defined in the City Agreement) in the manner it has heretofore been, and continues to be, operated by the Partnership, there is no pending or threatened action by any such entity to challenge each or any such classification, categorization and/or designation, and, to the Knowledge of the Partnership, there are no facts or circumstances which presently or with the passage of time would form any basis upon which any such action to challenge each or any such classification, categorization and/or designation might be based.

Section 3.7         Tangible Personal Property.  The Partnership is in possession of and has good and valid title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property and intangible property used in the Business and reflected on the Financial Statements.  Except as otherwise set forth in Section 3.7(a) of the Partnership Letter, all such tangible personal property and intangible property is free and clear of all Liens, other than Permitted Liens.  Except as otherwise set forth in Section 3.7(b) of the Partnership Letter, no consent of any lessor of such personal property with, individually or in the aggregate with other personal property leased from such lessor, a value of $10,000 or more is required in connection with the transactions contemplated by this Agreement.  Except as otherwise set forth in Section 3.7(c) of the Partnership Letter, no tangible or intangible property used in the Business is owned by or licensed or leased to the Partnership from either Seller, or RCC, or any of their respective Affiliates (other than the Partnership).

Section 3.8         Labor Relations; Employees.

(a)               The Partnership is not a party to or bound by any express or implied collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Partnership.  There has not occurred nor, to the Knowledge of the Partnership, has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, nor to the Knowledge of the Partnership, threatened, in each case, that would reasonably be expected to result in any material liability to the Partnership.

(b)              Except as otherwise set forth in Section 3.8 of the Partnership Letter, the Partnership has no severance Contracts, programs or policies or any other arrangements providing for the payment or acceleration of payment of compensation or other benefits upon termination of employment or a change of control of the Partnership.

(c)               Every employee of the Partnership is currently employed “at will” and, subject to any rights granted by any applicable Law, may be terminated at any time without notice.

(d)              Except as otherwise set forth in Section 3.8 of the Partnership Letter, there has been no unfair labor practice, safety, health, discrimination, immigration, wage or other claim, charge, complaint, or suit pending or, to the Knowledge of the Partnership, threatened against or involving the Partnership before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor, or any other federal, state, or local agency, or arbitrator or court of law, in each case, that would reasonably be expected to result in any material liability to the Partnership.

Section 3.9         Employee Benefit Plans and Arrangements; ERISA.

(a)               Section 3.9(a) of the Partnership Letter sets forth all material Employee Benefit Plans maintained by the Partnership, Sellers or RCC and their respective Affiliates which provide benefits to any employee of the Partnership or with respect to which the Partnership may have any liability, contingent or otherwise (the “Sellers’ Benefit Plans”), and indicates which Sellers’ Benefit Plans, if any, that are sponsored or maintained by the Partnership.

(b)              COBRA; ERISA:

(i)                  The Partnership, Sellers, RCC and their respective Affiliates do not maintain and are not obligated to provide material benefits under any Employee Welfare Benefit Plan

(other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees of the Partnership other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state or local law.

(ii)               Neither the Partnership nor any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to or had any obligation to contribute to any Multiemployer Plan.

(iii)            None of the Employee Benefit Plans of the Partnership and no Plans of any ERISA Affiliate are subject to Title IV of ERISA.

(iv)           All Sellers’ Benefit Plans comply with, and have been administered in form and in operation with, all applicable requirements of Law in all material respects.

Section 3.10       Material Contracts and Relationships.

(a)               Section 3.10(a) of the Partnership Letter sets forth a complete and correct list of the following Contracts (all Contracts required to be set forth in Section 3.10(a) of the Partnership Letter are collectively referred to in this Agreement as the “Material Contracts”):

(i)                  all Contracts (not otherwise listed in a specific clause) to which the Partnership is a party or is bound and that provide for annual payments by or to the Partnership in excess of $100,000;

(ii)               all partnership, joint venture, shareholders’ or other similar agreements with any Person;

(iii)            all Contracts relating to any Indebtedness owed by the Partnership to any Person in excess of $100,000;

(iv)           all Contracts that limit or purport to limit the ability of the Partnership to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)              all Contracts granting any Person a Lien or under which the Partnership has made loans or other advances or granted a power of attorney;

(vi)           all Contracts requiring the payment of any royalties, license fees, commissions, finders’ fees or similar payments to any Governmental Entity;

(vii)        any Contract that would result in the payment of royalties, license fees, commissions, finders’ fees or similar payments to any Person which individually or in the aggregate would exceed $100,000 for the period from and after the Closing;

(viii)  all Contracts with United Gaming, Bally, RCC, or any of their respective officers, directors, partners, employees or agents or any of their Affiliates or made outside of the ordinary course of business;

(ix)    all Contracts requiring the Partnership to deal exclusively with any Person or group of Persons; and

(x)     any other Contract that is material to the Partnership.

(b)     All of the Material Contracts are in full force and effect, are valid and binding and are enforceable by or against the Partnership in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  There are no liabilities of the Partnership or any other Person under any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by the Partnership or any other Person thereto except for breaches or defaults, individually or in the aggregate, that are not material to the Partnership.  There are no liabilities of the Partnership or any other Person under any Contract that is not a Material Contract (the “Other Contracts”) arising from any breach or default of any provision thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by the Partnership or any other Person thereto, except for any breaches or defaults under the Other Contracts that, individually or in the aggregate, are not material to the Partnership.  Sellers have previously delivered to Buyers correct and complete copies of all Material Contracts.

Section 3.11       Transactions with Affiliates.  Except as otherwise set forth in Section 3.11 of the Partnership Letter, (a) there is no Indebtedness between the Partnership, on the one hand, and Sellers or RCC, any officer, director, partner, employee, agent or Affiliate of Sellers or RCC, on the other, (b) the Partnership does not provide or cause to be provided any assets, services or facilities to Sellers or RCC, or any such officer, director, partner, employee, agent or Affiliate, (c) Sellers, or RCC, or any such officer, director, partner employee, agent or Affiliate does not provide or cause to be provided any assets, services or facilities to the Partnership, (d) the Partnership does not beneficially own, directly or indirectly, any Investment Assets issued by any Seller, or RCC, or any officer, director, partner, employee, agent or Affiliate of Sellers or RCC, and (e) there are no transactions between the Partnership on the one hand, and Sellers or RCC, or any officer, director, partner employee, agent or Affiliate of Sellers or RCC, on the other hand, involving the payment by any party in excess of, or a series of payments that in the aggregate exceed, $10,000.

Section 3.12       Compliance with Laws.  The Partnership is in compliance with all Laws applicable to it.  Neither the Partnership nor any of its Affiliates has received notice of any investigation or review by any Governmental Entity under any Law (including any Gaming Regulation) with respect to the Partnership or its Business that is pending, and no investigation or review is threatened.  Neither the Partnership nor any of the Partnership’s officers, employees, partners or Persons performing management functions similar to officers or partners has received any written claim, demand, notice, complaint, court order or administrative order from any

Governmental Entity in the past five years under, or relating to any violation or possible violation of, any Gaming Regulations which resulted or could have resulted in fines or penalties, individually or in the aggregate, of $5,000 or more.  There are no facts which if known to the regulators under the Gaming Regulations could reasonably be expected to result in the revocation, limitation or suspension of a Permit of the Partnership or any of their officers, key employees, partners or Persons performing management functions similar to an officer or partner under any Gaming Regulations.  Neither the Partnership nor any officer, employee, partner or Person performing management function similar to an officer or partner of the Partnership, has suffered a suspension or revocation of any Permit held under the Gaming Regulations.  No representation or warranty is made under this Section 3.12 with respect to ERISA, taxes or environmental matters, which are covered exclusively by Sections 3.9, 3.14 and 3.16, respectively.

Section 3.13       Litigation.  Except as otherwise set forth in Section 3.13 of the Partnership Letter:

(a)     There is no legal, administrative, arbitration, or other proceeding by any Person, any Order or, to the Knowledge of the Partnership, any investigation by any Governmental Entity, pending against the Partnership or affecting any of its assets or the Business.  Neither Sellers nor RCC nor the Partnership is a party to or is bound by any agreement to waive, toll or extend the applicable statute of limitations with respect to any matter disclosed, or required to be disclosed, on Section 3.13 of the Partnership Letter.

(b)     To the Knowledge of the Partnership, there are no agreements, contracts, decrees or Orders between Sellers or RCC, on the one hand, and any Governmental Entity, on the other hand, arising out of any current or previously existing violation of any Laws applicable to Sellers’ or RCC’s ability in any respect to consummate the transactions described in this Agreement.

(c)     There is no action, suit, proceeding or Order instituted, or to the Knowledge of the Partnership threatened, against the Partnership challenging the legality or validity of, or otherwise seeking to restrain or prohibit, the transactions contemplated by this Agreement.

Section 3.14       Taxes.

(a)     The Partnership has timely filed (taking into account all available extensions) all material Tax Returns required to have been filed by it and all such Tax Returns were true, correct and complete in all material respects.  All Taxes of the Partnership that have become due or payable have been timely paid or an adequate reserve has been established on the Financial Statements in accordance with GAAP for the payment of such Taxes.

(b)     There is no pending or, to the Knowledge of the Partnership, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Partnership.

(c)     The Partnership has not waived any statute of limitations with respect to the assessment of any Tax (which currently remains in effect).

(d)     There are no existing liens for Taxes due and payable upon any assets of the Partnership, except liens for current Taxes not yet due or Taxes that are being contested in good faith through appropriate proceedings.

(e)     The Partnership is not currently a party to any tax sharing or tax allocation agreement other than (i) the Partnership Agreement and (ii) customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, agreements entered into in the ordinary course of business of the Partnership with vendors, suppliers, lessors of property and the like.

(f)      The Partnership is and since the date of its formation has been treated as a partnership for federal and material state income tax purposes.

(g)     United Gaming and RCC are not foreign persons within the meaning of Code section 1445.

Section 3.15       Insurance.  Section 3.15 of the Partnership Letter contains a complete and correct list (specifying the policyholder, the insureds, the insurer, the amount and nature of coverage, whether the coverage is on a “claims made” or “occurrence” basis and the deductible amount, if any) of all insurance policies owned or held by the Partnership or its Affiliates on behalf of the Partnership as of the date of this Agreement and which pertain to the assets, Real Property, Business or employees of the Partnership (collectively, the “Partnership Insurance Policies”).  Each of the Partnership Insurance Policies is valid and binding and in full force and effect and all premiums thereunder have been paid when due.  No notice or other communication has been received by the Partnership or its Affiliates during the last 36 months from any insurance company canceling, threatening non-renewal or materially amending or increasing the annual or other premiums payable under any of the Partnership Insurance Policies.  Except as set forth in Section 3.15 of the Partnership Letter, the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement will not conflict with, require the consent or approval of any insurer under, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any Partnership Insurance Policy.  Each of the matters set forth on Section 3.13 of the Partnership Letter are covered by the Partnership Insurance Policies appropriately indicated as such on Section 3.15 of the Partnership Letter, and the applicable insurer has agreed to provide a defense for such matters without any reservation of rights.

Section 3.16       Environmental Matters.

(a)     To the Knowledge of the Partnership (i) the Partnership is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, (ii) there are no, nor, during the 60 months prior to the date hereof, have there been any, written claims, Orders or requests for information or response actions pursuant to any Environmental Law pending against the Partnership, and (iii) there have been no Releases of Hazardous Materials on, under, or from the Real Property that would reasonably be expected to lead to a response action under

Environmental Laws.  The Partnership has not assumed by Contract the liability of any other Person under Environmental Laws.

(b)     Buyers acknowledge that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.17       Brokerage Fees.  No Person is entitled to any brokerage or finder’s fee or other commission from Sellers, RCC or the Partnership in respect of this Agreement or the transactions contemplated by this Agreement.

Section 3.18       Consents and Approvals.  Except as otherwise set forth in Section 3.18 of the Partnership Letter and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), other federal securities laws, state securities or blue sky laws, Gaming Regulations, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution and delivery of this Agreement by Sellers do not, and the performance of the transactions contemplated by this Agreement and each Ancillary Agreement by Sellers or RCC, as applicable, will not, require any filing with or notification to, or any consent, approval, authorization, waiver, license or permit from any Governmental Entity or any other Person.

Section 3.19       No Conflicts.  The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement will not conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (except a Permitted Lien) upon any of the assets of Sellers, RCC or the Partnership under, any provision of: (a) the Articles of Incorporation or By-Laws or other organizational or governing documents of Sellers, RCC or the Partnership, (b) except as otherwise set forth in Section 3.19 of the Partnership Letter, any contractual obligation of Sellers, RCC or the Partnership under Contracts, or (c) any Order or Permit, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not be material.

Section 3.20       No Changes.  Except as otherwise permitted under this Agreement and occurring after the date of this Agreement, since December 31, 2009 (and in the case of Section 3.20(i) only, since June 30, 2008), the Partnership has not, directly or indirectly: (a) incurred any material liability or obligation (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business and in a manner consistent with past practices; (b) incurred any Indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts of Indebtedness discharged during such period) or entered into any commitment to guarantee, assume or endorse any such liability; (c) sold, transferred or otherwise disposed of any material assets except as permitted by this Agreement or in the ordinary course of business;

(d) conducted its business or entered into any transaction except in the ordinary course of business and in a manner consistent with past practices; (e) made any changes to its Partnership Agreement or other organizational or governing documents or authorized, offered, sold, issued or redeemed any partnership interest or other equity or debt securities or any rights to acquire the same; (f) entered into or terminated any material contract to purchase or lease (either as a lessor or lessee) any personal property or any Material Contract or Permit; (g) entered into or terminated any contract to purchase or lease (either as a lessor or lessee) any real property; (h) between December 31, 2009 and the Signing Date, suffered any damage, destruction or loss of any assets or properties (whether or not covered by insurance) that, individually or in the aggregate, is material; (i) changed any accounting policies or practices or made any material tax elections relating to gaming Taxes that could adversely affect the Buyers for a post-closing period; or (j) authorized or agreed to do any of the foregoing.

Section 3.21       Absence of Certain Business Practices.  Neither Sellers nor RCC nor the Partnership nor any Person acting by or on behalf of Sellers, RCC or the Partnership has given or agreed to give directly or indirectly, any unlawful gift or similar benefit to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the Partnership or the Business (or assist Sellers or RCC in connection with any actual or proposed transaction relating to the Partnership or the Business), which would subject Sellers, RCC or the Partnership to any damage or penalty in any civil, criminal, or governmental litigation or proceeding.

Section 3.22       Intellectual Property.  Section 3.22 of the Partnership Letter sets forth a true and complete list of all: (i) patents, registered Marks, registered copyrights and pending applications for any of the foregoing included in the Partnership Intellectual Property; and (ii) all license agreements (other than non-disclosure, confidentiality or similar agreements) under which the Partnership uses material Licensed Intellectual Property, other than “off the shelf” commercially available software programs. To the Knowledge of the Partnership, the operation of the Partnership does not infringe an Intellectual Property right of any third person. The Partnership has not received within three (3) years before the Closing Date any written notice or claim alleging any such infringement.  To the Knowledge of the Partnership, none of the Partnership Intellectual Property is being infringed, diluted, misappropriated or otherwise violated by any third person, and the Partnership has not filed any proceeding or sent any written notice regarding any such infringement, dilution, misappropriation or violation.

Section 3.23       Condition and Adequacy of Assets.  The assets of the Partnership include all assets, rights and properties necessary for the Partnership to conduct its business as currently conducted.  To the Knowledge of the Partnership all of the tangible personal property, fixtures, buildings and other improvements of the Partnership have been maintained in the ordinary course of business and are in customary operating condition and repair, ordinary wear and tear excepted.

Section 3.24       Barges.

(a)     The barges named “Creole 5” and “Creole 6” (U.S. Coast Guard official numbers 585504 and 585505, respectively) (collectively, the “Barges”) are located in the Vicksburg, Mississippi hailing port and have most recently been inspected by the American Bureau of Shipping on March 10, 2010.  The Partnership has good and merchantable title to the Barges, free and clear of all Liens, other than Permitted Liens.  The Partnership does not own any barge other than the Barges.

(b)     Each of the Sellers, RCC and the Partnership is, and on the Closing Date, will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, 46 U.S.C. §50501, as amended, eligible to own and operate the Barges in the coastwise trade of the United States.

(c)     Set forth in Section 3.24(c) of the Partnership Letter is a full and complete list of all reports, studies and related documentation produced or delivered at the direction of Sellers, RCC, the Partnership or, to the Knowledge of the Partnership, any other Person since January 1, 2005 relating to the physical condition of the Barges and the improvements thereto and compliance with all Laws with respect thereto, and true, correct and complete copies of such reports, studies and related documentation have been delivered to Buyers.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers jointly and severally represent and warrant to Sellers that:

Section 4.1         Corporate Existence.  Isle is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  UG Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  RCC Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2         Authority of Buyers; No Breach.  This Agreement has been duly authorized and validly executed and delivered by Buyers and constitutes a legal, valid and binding obligation of each Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  Each Buyer has all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to perform each of their respective obligations set forth in this Agreement and to consummate the transactions contemplated by this Agreement to be consummated by Buyers.  The execution and delivery of this Agreement by Buyers and the consummation by Buyers of the transactions contemplated by this Agreement to be consummated by Buyers have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each Buyer and no other corporate or limited liability company, as applicable, proceedings on the part of any Buyer and no other stockholder or member votes, as applicable, are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  Buyers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the consents and approvals described in Section 4.6, perform its obligations under this Agreement.

Section 4.3         Litigation.  There is and has been no legal, administrative, arbitration or other proceeding, or any investigation by any Governmental Entity pending or threatened against Buyers or any their respective assets, which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 4.4         No Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (except a Permitted Lien) upon any of the assets of Buyers under, any provision of (a) the Articles of Incorporation or By-Laws or other organizational or governing documents of Buyers, (b) any contractual obligation of Buyers under any contract or (c) any Order, other than, in the case of clauses (b) and (c) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially or adversely limit or delay Buyers’ ability to perform their respective obligations set forth in this Agreement or consummate the transactions contemplated by this Agreement.

Section 4.5         Brokerage Fees.  No Person is entitled to any brokerage or finder’s fee or other commission from any Buyer in respect of this Agreement or the transactions contemplated by this Agreement.

Section 4.6         Consents and Approvals.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, other federal securities laws, state securities or blue sky laws, Gaming Regulations, and the HSR Act, the execution and delivery of this Agreement by Buyers does not, and the performance of the transactions contemplated by this Agreement by Buyers will not, require any filing with or notification to, or any consent, approval, authorization, waiver, license or permit from any Governmental Entity or any other Person.

Section 4.7         Securities Act Representations.  Each Buyer is acquiring the Partnership Interests for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  No Buyer has any present intention of selling, granting any participation in, or otherwise distributing any of the Partnership Interests otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws.  Buyers have no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Partnership Interests.

Section 4.8         Financing.  Buyers have access to sufficient funds to permit Buyers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  Buyers have provided Sellers with accurate and complete copies of the commitment letters (if any) or other materials satisfactory to Sellers evidencing each Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyers to consummate the transactions contemplated hereby that Buyers have sufficient funds for payment of the Purchase Price.

Section 4.9         Licensability.  No Buyer, nor any of their respective officers, directors, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Buyers for a gaming license by a Gaming Authority (any such Persons, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial or revocation) or been denied or had revoked a gaming license, or an application for a gaming license, by a Governmental Entity or Gaming Authority.  Buyers and each of their respective Licensing Affiliates which is licensed (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns or operates gaming facilities.  To Buyers’ knowledge, there are no facts, which if known to the regulators under the Gaming Regulations, that would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license of any of the Licensed Parties or (b) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of this Agreement.

Section 4.10       Compliance with Gaming Regulations.

(a)     Each of the Licensed Parties, and to Buyers’ knowledge, each of the Licensed Parties’ directors, officers, key employees and Persons performing management functions similar to officers and partners, holds all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities under the Gaming Regulations necessary to conduct the business and operations of the Licensed Parties as currently conducted, each of which is in full force and effect in all material respects (the “Buyer Permits”) and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect, the loss of which either, individually or in the aggregate, would not be reasonably likely to materially impair or delay the Closing.  Each of the Licensed Parties, and to the knowledge of Buyers, each of the Licensed Parties’ directors, officers, key employees and Persons performing management functions similar to officers and partners, is in compliance with the terms of the Buyer Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing.  Neither Buyers nor any of their respective Licensing Affiliates have received notice of any investigation or review by any Governmental Entity under any Gaming Regulation with respect to Buyers or any of their respective Licensing Affiliates that is pending, and, to the knowledge of Buyers, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not impair or delay the Closing.

(b)     No Licensed Party, and no director, officer, key employee or partner of any Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Regulations which did or would be reasonably likely to result in fines or penalties of $100,000 or more.  To the knowledge of Buyers, there are no facts which if known to the regulators under the Gaming Regulations could reasonably be expected to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval of the Licensed Parties, or any of their officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner under any Gaming Regulations.  No Licensed Parties, and no officer, director, key employee or Person performing management function similar to an officer or partner of the Licensed Parties, has suffered a suspension or revocation of any Buyer Permit held under the Gaming Regulations.

ARTICLE V.

COVENANTS OF SELLERS

Section 5.1         Regulatory and Other Approvals.  Sellers shall, and shall cause the Partnership to, as promptly as practicable after the date of this Agreement, at its own expense (i) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or other Person required in order to permit Sellers or the Partnership to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) provide such other information and communications to such Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith, and (iii) provide reasonable cooperation to Buyers in connection with the performance of Buyers’ obligations under this Agreement or any Ancillary Agreement, including, at Buyers’ request, promptly and fully cooperating with Buyers in obtaining any consents, approvals or actions of, making any filings with and giving any notices to any Gaming Authority in connection with the transactions contemplated by this Agreement, including filing all gaming applications.  Sellers will, and shall cause the Partnership to, (1) provide prompt notification to Buyers when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, (2) advise Buyers of any material communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement or any Ancillary Agreement and (3) provide Buyers with the opportunity to participate in all meetings and proceedings related to such regulatory approvals.

Section 5.2         HSR Filings.  In addition to and without limiting Sellers’ covenants contained in Section 5.1, Sellers will (a) as promptly as practicable after the date hereof (but in any event within ten (10) business days) take all actions necessary to make the filings required of Sellers or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Sellers or its respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Buyers in connection with Buyers’ filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 5.3         Conduct of Business.  Sellers will cause the Partnership to conduct the Business only in the ordinary course of business.  Without limiting the generality of the foregoing, Sellers will cause the Partnership to use reasonable efforts to:

(a)     preserve intact the present business organization and reputation of the Partnership and the relationships of the Partnership with its customers, suppliers, lessees and distributors in all material respects;

(b)     keep available (subject to dismissals, resignations and retirements in the ordinary course of business) the services of its employees;

(c)     proceed with or settle any pending or future lawsuits or regulatory actions, provided, however that to the extent, and solely to the extent, that Buyers, any Affiliate of Buyers, the Partnership or the Business would be, or would reasonably be expected to be, affected by such proceeding or settlement post-Closing, such proceedings or settlements shall be subject to consent of Buyers which consent shall not be unreasonably withheld;

(d)     diligently pursue and maintain all Permits; and

(e)     perform, in all material respects, all of its obligations under any Real Property Leases of the Partnership or Contracts.

Section 5.4         Cooperation.  Sellers will generally cooperate with Buyers and their officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purpose of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the provisions of this Agreement, including, upon reasonable notice from Buyers, giving Buyers and their representatives reasonable access to all of the facilities, properties, books, records, Contracts, Permits, officers and employees of the Partnership prior to Closing.

Section 5.5         Cash on Hand.

(a)     The assets of the Partnership on the Closing Date shall include all cash and cash equivalents used in the daily operations of the Business, including all cash on hand for table games and in game loads (net of tokens), coin and currency inventory, markers (at 11:59 P.M. CST on the Closing Date), imprest bank balances, cash in the registers and cash in the change banks (collectively, “Cash on Hand”), in an amount equal to $3,300,000 (the “Minimum Cash on Hand”).

(b)     Sellers, with representatives of Buyers present, will count down the Cash on Hand in the cage and count room(s) beginning at 9:00 P.M. CST on the Closing Date (the “Final Cash Count”).  Sellers shall assist Buyers in obtaining the necessary work permits and the approval of the Mississippi Gaming Commission to allow Buyers’ representatives to be present during the Final Cash Count.  Buyers will be entitled to all Partnership collections received on and after 11:59 P.M. CST on the Closing Date and any such amounts shall not be included in the calculation of the Cash on Hand.

(c)               Not later than three (3) business days after the Closing Date, United Gaming and a representative of Buyers shall jointly prepare a mutually agreed upon schedule (the “Final Cash Schedule”) based on the Final Cash Count that sets forth (i) the Cash on Hand and (ii) any post-closing payments required to be made (A) by Sellers to Buyers if the Cash on Hand is less than the sum of (1) Minimum Cash on Hand plus (2) the amount of cash required to cover all Outstanding Items in excess of the amount of cash left in the bank accounts pursuant to Section 5.7, or (B) by Buyers to United Gaming if the Cash on Hand is more than the sum of (1) Minimum Cash on Hand plus (2) the amount of cash required to cover all Outstanding Items in excess of the amount of cash left in the bank accounts pursuant to Section 5.7, in either case pursuant to the allocation set forth on Schedule 2.8(c).  Sellers shall pay Buyers any amounts less than the sum of (1) Minimum Cash on Hand plus (2) the amount of cash required to cover all Outstanding Items in excess of the amount of cash left in the bank accounts pursuant to Section 5.7, and Buyers shall pay United Gaming any amounts in excess of the sum of (1) Minimum Cash on Hand plus (2) the amount of cash required to cover all Outstanding Items in excess of the amount of cash left in the bank accounts pursuant to Section 5.7, as provided in this Section 5.5, within three (3) business days after (x) the parties agree on the Final Cash Schedule or (y) any disagreement over the Final Cash Schedule is finally determined in accordance with the terms of this Agreement.  Any disagreement over the Final Cash Schedule may be submitted to and finally resolved by the Independent Accountant mutatis mutandis in accordance with Section 2.8(b).

Section 5.6           Control of the Partnership’s Operations.  Nothing contained in this Agreement shall give to Buyers, directly or indirectly, any right to control or direct the Partnership’s operations prior to the Closing Date.  Prior to the Closing Date, United Gaming shall exercise complete control and supervision of the Business consistent with the terms and conditions of this Agreement.

Section 5.7           Bank Accounts.  Pursuant to Section 2.7, the existing bank accounts of the Partnership shall be designated as United Gaming’s bank accounts.  Sellers will be liable for any overdrafts in such bank accounts on the Closing Date, and shall be entitled on the Closing Date to all cash in such bank accounts in excess of: (a) cash required to cover all unpaid and outstanding checks and wires of the Partnership outstanding as of the Closing Date other than obligations covered by the Post-Closing Adjustment (the “Outstanding Items”) and (b) Minimum Cash on Hand as required by Section 5.5.  Outstanding Items shall be determined as of 11:59 P.M. CST (or CDT, as applicable) on the Closing Date.  From and after the Closing Date, Sellers shall promptly cause the Outstanding Items to be paid out of the cash left in such bank accounts.  Sellers shall promptly remit to Buyers from time to time (but at least once per week) any other cash amounts deposited into such accounts relating to the Business, including any cash amounts deposited on or after 11:59 P.M. CST (or CDT, as applicable) on the Closing Date.

Section 5.8           Insurance and Insurance Benefits.

(a)               If, prior to the Closing Date, the Real Property, Barges and improvements thereon sustain damage (“Damage”) by fire, flood, hurricane, tornado, natural disaster, inclement weather, structural failure, latent defects, accidents or other similar casualty (a

“Casualty”), or are subjected to an actual, pending, or threatened condemnation or taking (a “Condemnation”), then United Gaming shall promptly deliver written notice of such to Buyers.  Such notice shall include a general description of the Damage or Condemnation and whether the Partnership believes such Damage could be a Casualty Termination Event or such Condemnation could be a Condemnation Termination Event (a “Casualty Notice”).  If Buyers believe any Damage to be, or reasonably likely to be, a Casualty Termination Event or any Condemnation to be, or reasonably likely to be, a Condemnation Termination Event, whether or not the subject of a Casualty Notice, and Buyers desire to terminate this Agreement as a result of such Casualty Termination Event or Condemnation Termination Event, then Buyers shall give written notice of termination to United Gaming, including a reasonable description of the facts constituting or reasonably likely to constitute a Casualty Termination Event or a Condemnation Termination Event (a “Termination Election”).  In the event that United Gaming gives Buyers a Casualty Notice, then Buyers’ failure to deliver a Termination Election within thirty (30) days after receiving the Casualty Notice (the “Termination Election Period”) shall be deemed Buyers’ waiver of any right to terminate this Agreement as a result of the Damage or Condemnation identified in such Casualty Notice.

(b)              In response to a Termination Election based on a Casualty Termination Event, United Gaming may notify Buyers in writing (a “Dispute Notice”) within the later of (i) 30 days after such Casualty or (ii) ten (10) days after receiving a Termination Election that Sellers dispute that the Damage constitutes a Casualty Termination Event and the basis for such belief.  If United Gaming fails to deliver a Dispute Notice within such time period for giving a Dispute Notice, then Sellers shall be deemed to have waived any rights to dispute the Termination Election and this Agreement shall be deemed terminated effective upon the delivery of such Termination Election.  If United Gaming gives a timely Dispute Notice disputing that such Damage constitutes a Casualty Termination Event, then upon receipt of such Dispute Notice by Buyers, United Gaming and Buyers shall cooperate in good faith for a period of five days to determine whether a Casualty Termination Event has actually occurred.  If the dispute concerns the amount of Damage for purposes of clause (a)(ii)(A) of the definition of ‘Casualty Termination Event’ (the “Requisite Damage Amount”), United Gaming and Buyers shall cooperate in good faith to engage three mutually acceptable licensed contractors to each provide a written quote for such work as is necessary to restore the affected areas of the Real Property, Barges and improvements thereon to substantially the same condition as existed prior to the Casualty, which quotes shall state the estimated cost of such work and the estimated time necessary to restore public access to the Business.  Sellers and Buyers agree that the dollar amount and time estimation stated in the quote that contains the median dollar amount shall be conclusive evidence of whether the Damage identified in the Termination Election does in fact constitute the Requisite Damage Amount for purposes of a Casualty Termination Event; provided, however, that if United Gaming and Buyers are unable to agree upon licensed contractors within five business days after Buyers’ receipt of such Dispute Notice, United Gaming and Buyers shall promptly request that the American Arbitration Association appoint an arbitrator to select three licensed contractors to provide such written quotes within 30 days after acceptance of such engagement.  If the median quote does not demonstrate that the Damage constitutes the Requisite Damage Amount for purposes of a Casualty Termination Event, then this

Agreement shall not be terminated as a result of such Damage identified in such Termination Election pursuant to clause (a)(ii)(A) of the definition of ‘Casualty Termination Event.’  If the median quote does demonstrate that the Damage constitutes the Requisite Damage Amount for purposes of a Casualty Termination Event, then this Agreement shall be deemed to have terminated effective upon the delivery of such Termination Election by Buyers.

(c)               In response to a Termination Election based on a Condemnation Termination Event, United Gaming may notify Buyers that it disputes that the Condemnation constitutes a Condemnation Termination Event and, in that event, Buyers and United Gaming shall cooperate in good faith to determine whether a Condemnation Termination Event has actually occurred.

(d)              After any Casualty or Condemnation, Sellers shall, to the extent possible, promptly commence restoration of the affected areas of the Real Property, Barges and improvements thereon or, alternatively, safeguard the portion of the Real Property, Barges and improvements thereon that have been affected by such Casualty or Condemnation, so that they are in a safe condition.  On and after the Closing Date, (i) Sellers shall, and shall cause their respective Affiliates to, (A) assign to Buyers any right to receive insurance (including casualty and, to the extent attributable to the period after Closing, business interruption insurance), condemnation or taking proceeds (the “Proceeds”) in respect of any Damage arising from a Casualty or Condemnation affecting the Real Property, Barges or improvements thereon that as of Closing has not been restored to substantially the same condition as existed prior to such Damage arising from a Casualty or Condemnation and promptly (but in any event within three (3) business days after receipt thereof) remit any Proceeds paid to Sellers or their respective Affiliates to Buyers (irrespective of whether the assignment of such Proceeds to Buyers is permitted under applicable law) (it being understood, however, that Sellers may offset such remittance by the amount of any sums that would be remitted to Sellers under clause (ii) below), (B) pay (or credit at the Closing against payment of the Purchase Price) to Buyers the amount of any deductible under the insurance policies (including casualty and business interruption insurance) pursuant to which insurance proceeds are assigned to Buyers in accordance with clause (i) above and (C) pay (or credit at the Closing against payment of the Purchase Price) to Buyers the amount of any uninsured Damage arising from a Casualty or Condemnation affecting the Real Property, Barges or improvements thereon that as of Closing has not been restored to substantially the same condition as existed prior to such Damage or Condemnation, and (ii) Buyers shall, or shall cause the Partnership to, assign to Sellers any right to receive Proceeds to the extent that any Damage arising from a Casualty or Condemnation affecting the Real Property that as of Closing has been restored by Sellers, and remit any such Proceeds paid to Buyers or the Partnership to Sellers (irrespective of whether the assignment of such Proceeds to Sellers is permitted under applicable law).

Section 5.9           Restrictions.  Except as set forth on Schedule 5.9, from the date of this Agreement to the Closing Date, Sellers will cause the Partnership to refrain from taking any action outside the ordinary course of its business.  Without limiting the generality of the immediately preceding sentence, Sellers shall cause the Partnership to refrain from:

(a)               amending the Partnership Agreement or other applicable governing documents or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such Person;

(b)              other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any material assets of the Partnership;

(c)               other than in the ordinary course of business or as required by Law, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Material Contract or governmental or regulatory license material to the Business;

(d)              other than in the ordinary course of business (i) voluntarily incurring Indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts of Indebtedness discharged during such period) or (ii) canceling, discharging (in whole or in part) or waiving any right under any Indebtedness owed the Partnership in an aggregate principal amount exceeding $100,000;

(e)               other than in the ordinary course of business or to the extent required by applicable Law, adopting, entering into or becoming bound by any Employee Benefit Plan, employment-related contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Employee Benefit Plan, employment-related contract or collective bargaining agreement;

(f)                 making any change in its fiscal year;

(g)              failing to keep the assets of the Partnership insured in accordance with the past practices of the Partnership;

(h)              failing to maintain the books and records of the Partnership in all material respects in the usual, regular and ordinary manner on a basis consistent with the Partnership’s historical practices;

(i)                  granting, conferring or awarding any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any interest in the Partnership or offering, issuing, delivering or selling any interest in the Partnership or admit any partner;

(j)                  making any change to the Partnership’s accounting systems, policies, principles, practices or methods;

(k)               enter into any transaction with Sellers, RCC, or any of their respective Affiliates;

(l)                  failing to timely file all Tax Returns and promptly pay all Taxes reflected on such Tax Returns or making any election or giving any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for Taxes due, except, in each case, to the extent that (a) such action is taken in the ordinary course of business (b) such action does not have an adverse affect on the liability of the Partnership or Buyers for Taxes for any period after the Closing Date; and

(m)    agreeing or committing to do anything which if done on the date hereof would require disclosure under Section 3.20 or agreeing or committing to do any of the items described in this Section 5.9.

Section 5.10        Notification.  From the date of this Agreement to the Closing Date, Sellers will promptly notify Buyers if: (a) Sellers or the Partnership receives notice from any Governmental Entity in connection with the transactions contemplated by this Agreement (except for Tax notices of which Sellers must only advise Buyers if such notices would result in a Lien other than a Permitted Lien on the Partnership’s assets); (b) any material Lien arises after the date of issuance of the Preliminary Title Report, not created by Sellers, RCC, the Partnership or Affiliates of Sellers, or RCC, or otherwise; (c) to the Knowledge of the Partnership any fact or circumstance makes any representation or warranty of Sellers or RCC set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; or (d) there is any material breach of any covenant of Sellers in this Article V or the occurrence of any event that may make the satisfaction of the conditions in Section 7.1 impossible or unlikely; or (e) the Partnership gives any notice to any tenant, or receives any notice from any tenant, terminating or purporting to terminate any Real Property Lease or alleging any breach or default under any Real Property Lease.

Section 5.11        Surveys; Access to Property.  Sellers will deliver to Buyers copies of the Surveys and any surveys of the Leased Property and flood elevation certificates in its possession, and will provide access to the Owned Property and, subject to the rights of parties in possession, the Leased Property to Buyers or its agents or consultants at reasonable times and on reasonable notice for the purpose of updating existing surveys, including the Surveys, or preparing new surveys, or inspecting the legal, economic, physical, and environmental condition of the Real Property, including for the purpose of obtaining a Phase I environmental assessment, property condition report, zoning report, or other non-invasive third party inspection of the Owned Property and the Leased Property.  The cost of the Survey, updating of existing surveys, preparation of new surveys, and Phase I environmental inspections and reports shall be paid by Buyers.  Buyers shall defend, indemnify and hold harmless Sellers, its officers, directors, agents and employees for, from and against any loss, cost, expense, damage or liability arising from Buyers’ activities on the Real Property (including as a result of any inspection or survey) prior to Closing; Buyers, however, shall have no obligation to defend, indemnify or hold harmless Sellers for, from or against any loss, cost, expense or liability to the extent arising from the mere discovery of a pre-existing condition.  As a condition to Buyers’ right to access the Real Property, Sellers may require Buyers to deliver evidence of reasonable liability insurance naming the Sellers as additional insured.

Section 5.12        Non-solicitation.  For two (2) years after the Closing Date, Sellers will not, and will not permit any of their Affiliates to employ or solicit the employment, in any capacity (whether as an employee, consultant, independent contractor or otherwise), any employee of Buyers or their Affiliates (including the Partnership) unless (a) such employee resigns voluntarily (without any solicitation from Sellers or Partnership or their Affiliates) or (b) Buyers or their Affiliates, as the case may be, consent in writing to such employment or solicitation; provided, however, that Sellers may engage in general employment advertising or solicitation not specifically targeting any employee of Buyers or their respective Affiliates and may employ Persons responding to such general employment advertising or solicitation and Persons who seek employment with Sellers or any of their respective Affiliates without solicitation.

Section 5.13        Exclusivity.  Prior to the Closing, none of Sellers, the Partnership nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, agents or representatives shall, directly or indirectly, solicit, initiate, encourage, respond favorably to, condone inquiries or proposals from, or provide any non-public confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyers) concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Partnership or any portion of the Business, (ii) any purchase or other acquisition by any Person of Partnership Interests or (iii) any sale or issuance by the Partnership of any equity or debt securities.  Sellers shall promptly (but in any event within three (3) business days) advise Buyers of, and communicate to Buyers the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.  For the purposes of clarity, nothing in this Agreement shall prohibit or limit Bally from providing any non-public confidential information to, or participating in any discussions or negotiations with, any Person concerning (a) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Bally (other than a direct transaction with the Partnership or the Sellers of the type described in clauses (i), (ii) and (iii) of this Section 5.13), (b) any purchase or other acquisition by any Person of the equity or debt of Bally or its Affiliates (other than the Partnership) or (c) any sale or issuance by Bally or its Affiliates (other than the Partnership) of any equity or debt securities of Bally or its Affiliates (other than the Partnership); provided, however, that no transactions of the type described in clauses (a), (b) or (c) of this Section 5.13 shall relieve Seller or its Affiliates (including Bally and its successors and assigns) of their obligations under this Agreement.

Section 5.14        Destruction of Chips.  Pursuant to the Gaming Regulations, Sellers shall, at least thirty (30) days prior to the Closing, or such other period as specifically authorized by the applicable Gaming Authorities, submit for approval to all applicable Gaming Authorities a plan for the redemption and destruction of all chips, tokens and plaquemines at the Casino (both as of the Closing Date and at the conclusion of the redemption period provided in Section 6.8).  Buyers agree to cooperate with Sellers in effectuating the plan that is approved by the Gaming Authorities.

Section 5.15        Interim Financial Statements.  Prior to the Closing Date, United Gaming shall provide to Buyers, as soon as practicable after the end of each calendar month, unaudited financial statements of the Partnership, consisting of a balance sheet as of the end of such month and an income statement for that month and for the portion of the calendar year then ended, and, as soon as practicable after preparation, all other financial reports regularly prepared by the management of the Partnership.

Section 5.16        RCC Releases.  Prior to the Closing Date, Sellers will use commercially reasonable efforts to obtain and deliver to Buyers at Closing (a) a termination and release of claims against the Partnership, in the form attached as Exhibit H and (b) an assignment of RCC’s Partnership Interests, in substantially the form attached as Exhibit G, and (c) copies of all agreements, instruments, certificates and other documents, in the form and substance reasonably satisfactory to Buyers, that are necessary to evidence the full and complete termination of the Casino Management Agreement, dated October 28, 1993, by and between Mississippi Ventures, Inc. and the Partnership and all other agreements and transactions between the Partnership, on the one hand, and United Gaming, RCC or any of their respective Affiliates, on the other hand, (other than the WAP Agreement and Gaming Agreement), duly and validly executed by RCC.

Section 5.17        Estoppel Certificate.  Prior to the Closing Date, Sellers will use commercially reasonable efforts to obtain and deliver to Buyers an updated estoppel certificate with respect to the Hotel Lease, in form and substance reasonably satisfactory to Buyers, and dated within 15 days prior to the Closing Date and duly and validly executed by the tenant that is a party to the Hotel Lease.

Section 5.18        Payment of Management Fees and Royalties.  Sellers shall cause all liabilities of the Partnership for accrued management fees (including the AGC management fee) and accrued royalties (including the HFS/AGC royalty payable) to be paid in full or discharged prior to the Closing.

Section 5.19        Insurance.  Buyers acknowledge that, except as provided herein, the coverage provided under the Partnership Insurance Policies for the Partnership and its Business, assets, employees, officers, directors and agents (collectively, the “Partnership Insureds”) will be terminated effective as of the Closing for occurrences after the Closing, and upon such termination, the Partnership Insureds will cease to be covered under such policies with respect to occurrences after the Closing and will have to obtain replacement coverage for such occurrences.  Notwithstanding the foregoing:

(a)               Bally shall cooperate with and use commercially reasonable efforts to obtain such consents as of the Closing Date from the relevant insurers as may be necessary for the continuation after the Closing in accordance with their respective terms of those Insurance Policies set forth on Schedule 5.19(a) (such policies, including any renewals thereof, the “Acquired Partnership Insurance Policies”).

(b)              Bally, upon the request of Buyers, shall cooperate with and use commercially reasonable efforts to assist Buyers and the Partnership in transitioning to their own separate insurance programs as of the Closing Date to provide coverages for occurrences after the Closing in replacement for the coverages currently provided to the Partnership Insureds under those insurance policies set forth on Schedule 5.19(b) (such policies, including any renewals thereof, the “Non-Acquired Insurance Policies”), and shall provide Buyers with information that is in the possession of Sellers or any of their Affiliates that is necessary and, to the extent reasonably available, useful to obtain such replacement coverage; provided, however, that nothing herein shall require Sellers to disclose any such information to Buyers if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law.

(c)               From and after the Closing, Bally and its Affiliates (other than the Partnership) shall retain and have the sole responsibility for making any premium or other payments due under the Non-Acquired Insurance Policies, and Buyers and their Affiliates (including the Partnership) shall have no responsibility therefor.

(d)              From and after the Closing, Buyers and the Partnership shall have the sole responsibility for making any premium or other payments due under the Acquired Partnership Insurance Policies, and Bally and its Affiliates (other than the Partnership) shall have no responsibility therefor.

(e)               Bally and Buyers shall, and shall cause each of their respective Affiliates to, cooperate with and use commercially reasonable efforts to, upon request, assist in the collection of proceeds from insurance claims related to the Partnership or the Business made under any Non-Acquired Insurance Policy.  Without limiting the generality of the foregoing:

(i)                 Bally shall, and shall cause its Affiliates to, upon request, assert, or assist the Partnership Insureds in asserting, claims relating to the period prior to the Closing in accordance with the terms of the Non-Acquired Insurance Policies to the extent of the insurance coverage available to them thereunder for periods prior to the Closing (“Pre-Closing Occurrence Claims”).

(ii)              Bally shall, and shall cause its Affiliates to assign, on or before the Closing Date, to the Partnership Insureds any right to receive insurance proceeds in respect of any Pre-Closing Occurrence Claims and promptly (but in any event within three (3) business days after receipt thereof) remit any such proceeds paid to Sellers or their respective Affiliates to the Partnership Insureds (irrespective of whether the assignment of such proceeds to the Partnership Insureds is permitted under applicable Law).

(iii)           Buyers shall promptly report to Bally any third-party claims of which it has knowledge that are or may be covered by any Non-Acquired Insurance Policies and shall keep Bally reasonably informed with regard to the status thereof.

(iv)          Buyers have the right, subject to the terms of the Non-Acquired Insurance Policies, to control the investigation, defense and settlement of the Pre-Closing Occurrence Claims.

(f)                 Sellers shall, and shall cause the Partnership to, maintain the Partnership Insurance Policies and the Non-Acquired Insurance Policies in force through the Closing Date, including by renewing such policies on substantially the same terms as those currently in effect, and neither Bally nor the Partnership or their respective Affiliates shall breach, cause a default, terminate, allow to expire or cancel any of the Partnership Insurance Policies or Non-Acquired Insurance Policies.

ARTICLE VI.

COVENANTS OF BUYERS

Section 6.1           Regulatory and Other Approvals.  Buyers shall as promptly as practicable after the date of this Agreement, at its expense (but subject to Sections 6.7 and 13.1 regarding expenses (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or any other Person required in order to permit Buyers to consummate the transactions contemplated by this Agreement, (b) provide such other information and communications to such Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Sellers in connection with the performance of their obligations under this Agreement.  Buyers will (i) provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, (ii) advise Sellers of any material communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement and (iii) provide Sellers with the opportunity to participate in all meetings and proceedings related to such regulatory approvals.

Section 6.2           HSR Filings.  In addition to and without limiting Buyers’ covenants contained in Section 6.1, Buyers will (a) as promptly as practicable after the date hereof (but in any event within ten (10) business days) take all actions necessary to make the filings required of Buyers or their respective Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Buyers or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) reasonably cooperate with Sellers in connection with Sellers’ filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general; provided, however, that Buyers and their respective Affiliates shall not be required to (i) agree to dispose of any material business or assets or hold separate any of its businesses or assets or (ii) agree to accept any limitation or restriction on its ability to conduct or control the operations of the Business, the Partnership or Buyers to the extent that any such limitation or restriction would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the revenues or operations of (A) the Business or the Partnership or (B) the Buyers or any of the properties or facilities of Buyers or their respective Affiliates.

Section 6.3           Cooperation.  Buyers will generally cooperate with Sellers and their respective officers, directors, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonably necessary to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the provisions of this Agreement.

Section 6.4           Non-solicitation.  For two years after the Closing Date, Buyers will not, and will not permit any of their Affiliates to employ or solicit the employment, in any capacity (whether as an employee, consultant, independent contractor or otherwise), any management level employee of Sellers or their Affiliates (other than the Partnership) first introduced to Buyer in connection with the consummation of the transactions contemplated by this Agreement unless (a) such employee resigns voluntarily (without any solicitation from Buyer or their Affiliates), or (b) such Seller or its Affiliate, as the case may be, consents in writing to such employment or solicitation; provided, however, that Buyers may engage in general employment advertising or solicitation not specifically targeting any employee of Sellers or their respective Affiliates and may employ Persons responding to such general employment advertising or solicitation and Persons who seek employment with Buyers or any of their Affiliates without solicitation.

Section 6.5           Notification.  From the date of this Agreement to the Closing Date, Buyers will promptly notify Sellers if: (a) Buyers receive notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; (b) to the knowledge of Buyers any fact or circumstance makes any representation or warranty of Buyers set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; or (c) there is any material breach of any covenant of Buyers in this Article VI or the occurrence of any event that may make the satisfaction of the conditions in Section 7.2 impossible or highly unlikely.

Section 6.6           Guarantees.  From and after the date hereof, Buyers will use their commercially reasonable efforts to obtain the release of Sellers or any of their Affiliates (other than the Partnership), as of the Closing, from any and all obligations of the Partnership which Sellers or any of their Affiliates (other than the Partnership) may have guaranteed and/or signed as a co-obligor with the Partnership, including any Partnership credit lines, guarantees of equipment or asset purchases and leases and from any and all bonds and sureties issued with respect to any and all ongoing projects being done by the Partnership to the extent Sellers, at any time, identify in writing such matters to Buyer requiring such a release.

Section 6.7           Costs and Fees.  In addition to the costs and fees covered in Section 5.11, Buyers shall pay the following costs: (a) the difference in cost between the premium for a ALTA standard coverage title policy and the ALTA extended coverage; (b) fees for recording and filing any required deeds; (c) one-half of any real estate transfer taxes, if any; (d) the costs of any endorsements to the Title Policy, if any, requested by Buyers and not required to cure any Objectionable Title Matter which Sellers expressly agreed to cure in Sellers’ Title Response; (e) one-half of any filing fees incurred in connection with the HSR Act.

Section 6.8           Post-Closing Redemption of Chips.  Pursuant to the Gaming Regulations and as approved and directed by the applicable Gaming Authorities, Buyers shall, for a period of not less than six (6) months after the Closing, or such longer time as specifically directed by the Gaming Authorities, redeem for cash all of the Casino’s gaming chips, tokens and plaquemines issued prior to the Closing.  The redemption procedures implemented by Buyers at the Casino shall be those approved by the applicable Gaming Authorities, a copy of which procedures shall be supplied to Buyers as soon as reasonably practicable.  After the date hereof through the Closing, Sellers shall manage the chip liability at the Casino in the ordinary course of business.  After the Closing, Buyers shall use only their own chips at the Casino.

Section 6.9           RCC Interest True-Up.  Buyers shall, not later than January 31, 2011, provide to Sellers such financial records for the period from January 1, 2009 through December 31, 2010 as are reasonably necessary to allow the calculations called for by the Partnership Agreement for determination of the RCC Interest (as defined therein) to be made.  Such financial records shall, at a minimum, include (i) the gaming revenues derived from the Casino, in accordance with GAAP, consistently applied (i.e., the amounts retained by the Casino in respect of players’ wagers, less payments to winning players and all applicable gaming taxes);

and (ii) earnings from the Business, before giving effect to depreciation, amortization, interests and principal payments, capital expenditures, and federal, state and local taxes (provided that such taxes are not paid by the Partnership) (but after giving effect to specifically gaming-related taxes, which shall constitute a deduction from earnings of the Partnership), all as determined in accordance with GAAP, consistently applied.  Each Seller hereby agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, disclose or make available to any Person other than RCC any financial information provided to Sellers pursuant to the immediately preceding sentence and shall not, and shall cause its Affiliates not to, use such financial information for any purpose other than the purpose set forth in the immediately preceding sentence.  Sellers shall, and shall cause RCC, to execute a confidentiality agreement, in form and substance reasonably satisfactory to Buyers, to keep such information confidential.  For avoidance of doubt, the foregoing in no way gives rise to any payment obligations or other liability of any nature or kind, other than to provide the information in accordance with this Section 6.9, on the part of Buyers, Isle, or the Partnership or their respective Affiliates in favor of RCC, Sellers, their respective Affiliates or any other Person.

ARTICLE VII.

CLOSING CONDITIONS

Section 7.1                                                   Conditions to Obligations of Buyers.  The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to satisfaction or valid waiver by Buyers of each of the following conditions:

(a)               Buyers shall have received all of the deliveries required pursuant to Sections 2.6(a) and (c);

(b)              (i) The representations and warranties made by Sellers in this Agreement that are not qualified by materiality or Material Adverse Effect, shall be true and correct, in all material respects, on and as of the date hereof and the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), and (ii) the representations or warranties made by Sellers in this Agreement that are so qualified shall be true and correct on and as of the date hereof and the Closing Date as though made on and as of the Closing Date (or, in the case of such representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), except for inaccuracies of representations or warranties in either of clause (i) or (ii) the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a material adverse impact on the Business, provided, however, that the representations and warranties made in Sections 3.2, 3.3, 3.4 and 3.16(a)(iii), shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date (or in the case of a specified date earlier than the Closing Date, on and as of such earlier date).  Buyers shall have received a certificate of Sellers certifying on behalf of Sellers the conditions contained in this Section 7.1(b) and Section 7.1(c);

(c)               Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing;

(d)              There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement;

(e)               All consents, approvals and actions of, filings with, the issuance of licenses by and notices to any Governmental Entity (including the Gaming Approvals) necessary to permit the parties to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including, if required, under the HSR Act and the Gaming Regulations, shall have occurred;

(f)                 The consents and releases (or in lieu thereof waivers) listed in Schedule 7.1(f) shall have been obtained and shall be in full force and effect;

(g)              Since February 28, 2010 there has been no Material Adverse Effect;

(h)              As of the Closing there shall be no Liens on the Partnership Interests or, other than Permitted Liens, the assets of the Partnership and all outstanding Indebtedness of the Partnership shall have been paid in full;

(i)                  As of the Closing, the Title Company shall have committed to Buyers, subject to receipt of the appropriate premium, to issue an ALTA extended coverage policy of title insurance (with a non-imputation endorsement) with an insured amount no greater than the portion of the Purchase Price allocated to the Owned Property and improvements thereon and showing no exceptions to title other than Permitted Exceptions and no exceptions set forth on Schedule 7.1(i) (the “Title Policy”).  The issuance of the Title Policy shall be a condition precedent to Buyers’ obligation to proceed with the Closing if and only if Buyers elect to obtain title insurance at the Closing;

(j)                  There shall not have occurred any event that constitutes or is reasonably likely to constitute a Casualty Termination Event or Condemnation Termination Event, unless Buyers shall have received a Casualty Notice with respect to such Casualty Termination Event or Condemnation Termination Event and failed to deliver a Termination Election prior to the expiration of the Termination Election Period in accordance with Section 5.8;

(k)               There shall not be pending any unresolved Termination Election pursuant to Section 5.8;

(l)                  The consents necessary for the continuation of the Acquired Partnership Insurance Policies after the Closing shall have been obtained; and

(m)             There shall not be instituted or pending any action or other proceeding against the Partnership, Sellers, Buyers or their respective Affiliates seeking to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement instituted by RCC or its Affiliates or any Order in effect with respect thereto.

Section 7.2                                                   Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or valid waiver by United Gaming of each of the following conditions:

(a)               United Gaming shall have received all of the deliveries required pursuant to Section 2.6(b);

(b)              The representations and warranties made by Buyers in this Agreement, shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date);

(c)               Buyers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyers at or before the Closing;

(d)              There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement;

(e)               All consents, approvals and actions of, filings with, the issuance of licenses by and notices to any Governmental Entity (including the Gaming Approvals) necessary to permit the parties to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including, if required, under the HSR Act and Gaming Regulations, shall have occurred; and

(f)                 The consents and releases (or in lieu thereof waivers) listed on Schedule 7.2(f) shall have been obtained and shall be in full force and effect.

ARTICLE VIII.

EMPLOYEES AND EMPLOYEE BENEFITS MATTERS

Section 8.1                                                   Termination of Participation.  During the period from the Closing Date until the end of the twelve (12) month period following the Closing Date, Buyers shall maintain or cause the Partnership or another Affiliate of Buyers to maintain, wages and employee benefits for employees of the Partnership that are, in the aggregate, no less favorable to those wages and employee benefits that are in effect immediately prior to the Closing Date.  Effective as of the Closing Date, Buyers shall cause the Partnership to terminate its participation in any Employee Welfare Benefit Plan sponsored by Sellers, RCC or their respective Affiliates (other than those sponsored or maintained by the Partnership) and offer to eligible employees of the Partnership the right to participate in the Employee Welfare Benefit Plans currently maintained by Buyers and/or the Partnership.  Nothing contained in this Agreement shall be construed as limiting Buyers’ and the Partnership’s right to terminate employees of Partnership; provided that Buyers or the Partnership shall be responsible for any Worker Adjustment and Retraining Notification Act losses incurred by Buyers or Sellers arising as a result of actions taken by Buyers or the Partnership on or after the Closing Date.

Section 8.2                                                   Management and Supervisory Incentive Plan.  Buyers will maintain, or cause the Partnership to maintain, the Management and Supervisory Incentive Plan as in effect on the date hereof, for a period of at least twelve (12) months from the Closing Date, with bonuses to be paid to each of the Partnership’s employees participating hereunder in the amount of such bonus as such employee would have earned if the transactions contemplated hereby had not occurred, in all events on a basis consistent with past practice (including, but not limited to, making the payments due to be paid in August 2010 based on performance during the fiscal year ending June 30, 2010), which bonuses are listed on Schedule 8.2.

Section 8.3                                                   Severance and Stay Bonus Arrangements.  On and after the Closing Date, Buyers shall assume and honor, or shall cause the Partnership to assume and honor, and shall assume and be solely responsible for, or cause the Partnership to assume and be solely responsible for, payment of any amounts that are or may become payable under the terms of, all retention, severance and stay bonus plans and agreements between the Partnership or Sellers or their Affiliates and any employees of the Partnership in accordance with their terms as in effect immediately prior to the date hereof, which plans and agreements are listed on Schedule 8.3 (collectively, the “Retention Bonuses”); provided, however, that on or prior to the Closing Date, Bally shall pay, or cause the Partnership to pay, 50% of the amounts shown on such Schedule 8.3 to the individuals listed thereon in prepayment of amounts due in respect of such Retention Bonuses in 2011, and Isle shall, or shall cause the Partnership to, assume the obligations to make any payments due in respect of such Retention Bonuses in 2012 and 2013.

Section 8.4                                                   Waiver of Preexisting Conditions and Service Credit.  With respect to the employee benefit plans, programs and arrangements (the “Buyer Plans”), Buyers will, or will cause the Partnership to, (a) waive or cause to be waived all limitations as to waiting periods and all pre-existing condition exclusions for those employees of the Partnership participating in any Employee Benefit Plans maintained by the Partnership, RCC or Sellers and their respective Affiliates immediately prior to the Closing under any Buyer Plan that such employees may be eligible to participate in after the Closing Date, (b) provide each employee of the Partnership with credit for all service with the Partnership and its Affiliates for purposes of eligibility and vesting but not for purposes of benefit accrual under each Buyer Plan in which such employees are eligible to participate, and (c) provide that employees of the Partnership will receive credit for any co-payments and deductibles paid prior to the Closing Date in the plan year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of pocket requirements under any Buyer Plans that such employees are eligible to participate in after the Closing Date; provided, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.  Notwithstanding the foregoing, any waivers of exclusions or waiting periods and any crediting of co-payments and deductibles pursuant to this Section 8.4 shall be subject to and contingent on the approval of Buyers’ or the Partnership’s insurers, which Buyers shall use commercially reasonable efforts to obtain, to the extent such approval is necessary.

Section 8.5                                                   Welfare Plans.  With respect to Employee Welfare Benefit Plans maintained by Sellers or RCC, Sellers or RCC, as applicable, shall retain responsibility for and continue to pay all medical, life insurance, disability and other Employee Welfare Benefit Plans expenses and benefits for each employee and former employee of the Partnership with respect to claims incurred by such employees or former employees or their covered dependents prior to the Closing Date.  Expenses and benefits with respect to any claims incurred by employees of the Partnership or their covered dependents on or after the Closing Date shall be the responsibility of Buyers or the Partnership.  For purposes of this paragraph, a claim is deemed incurred (a) when the services that are the subject of the claim are performed, (b) in the case of life insurance, when the death occurs and (c) in the case of short-term or long-term disability benefits, when the disability occurs.

Section 8.6                                                   COBRA.  On the Closing Date, Buyers will, or will cause the Partnership to, assume any and all obligations of Partnership and its Affiliates (including, but not limited to, any health plans sponsored by Partnership and its Affiliates) to provide continuation coverage to all of the Partnership’s “M & A qualified beneficiaries” (as defined in the applicable Treasury Regulations) with respect to the transactions contemplated by this Agreement pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, under any group health plan maintained by Sellers in which employees of the Partnership participated prior to the Closing Date.

Section 8.7                                                   401(k) Plan Assets.  Employees of the Partnership shall cease to accrue benefits and service credit, and become fully vested, under the Sellers’ 401(k) Plan as of the Closing Date.  Effective as of the Closing Date, Buyers or the Partnership shall establish, or designate a plan that is tax-qualified under Section 401(a) of the Code (the “Buyer 401(k) Plan”) that includes an arrangement described in Section 401(k) of the Code that shall accept cash, cash equivalent and in-kind loan rollovers from the Sellers’ 401(k) Plan from Partnership employees employed by the Partnership on the Closing Date.  Prior to Closing, Buyers shall provide to United Gaming evidence reasonably satisfactory to United Gaming that Buyer 401(k) Plan and the associated trust shall have been established and that Buyer 401(k) Plan qualifies under the requirements of Section 401(a) of the Code.

Section 8.8                                                   No Third Party Beneficiaries.  Nothing in this Article VIII shall be construed (i) to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, or (ii) to constitute an amendment to or modification of any Employee Benefit Plan maintained by the Partnership or Sellers or their Affiliates.

ARTICLE IX.

TERMINATION

Section 9.1                                                   Termination.

(a)               This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                 by mutual written consent of United Gaming and Buyers;

(ii)              by United Gaming (A) if any of the representations or warranties of Buyers under this Agreement or any of the covenants or obligations to be performed under this Agreement by Buyers shall have been breached by Buyers or any other event shall have occurred, which would result in a condition set forth in Section 7.2(b) or Section 7.2(c) becoming incapable of fulfillment, and such condition shall not have been waived by United Gaming, and in the case of such breaches of covenants or obligations, such breach has not been cured (if capable of being cured) by such breaching party or parties, within forty-five (45) days after written notice by United Gaming (but in any event prior to the Outside Date), other than by reason of a breach by Sellers of this Agreement or (B) if Buyers receive a written or oral notice (such oral notice to be sent from the Executive Director of the Mississippi Gaming Commission to the General Counsel of Isle or any other executive officer of Isle) that Buyers will not be granted the Gaming Approvals from the Mississippi Gaming Commission necessary to close the transactions contemplated by this Agreement;

(iii)           by Buyers if any of the representations or warranties of Sellers under this Agreement or any of the covenants or obligations to be performed under this Agreement by Sellers shall have been breached by Sellers or any other event shall have occurred, which would result in a condition set forth in Section 7.1(b) or Section 7.1(c) becoming incapable of fulfillment, and such condition shall not have been waived by Buyers, and in the case of such breaches of covenants or obligations, such breach has not been cured (if capable of being cured) by such breaching party or parties, within forty-five (45) days after written notice by Buyers (but in any event prior to the Outside Date), other than by reason of a breach by Buyers of this Agreement;

(iv)          by United Gaming, if the Closing does not occur on or prior to September 28, 2010 (the “Outside Date”); provided, however, that the Outside Date may be extended, by Buyers or United Gaming upon written notice to the other parties for up to three successive 33-day periods if the conditions in Section 7.2 are satisfied, waived or capable of prompt satisfaction (except for the conditions relating to any Gaming Approval or termination or expiration of the waiting period imposed under the HSR Act or Sellers’ delivery obligations under Section 2.6(a)(xiii)), other than by reason of a material breach by Sellers of any of their respective covenants, representations, warranties or obligations under this Agreement;

(v)             by Buyers, (A) if the Closing does not occur on or prior to the Outside Date (as may be extended by Buyers as provided herein), other than by reason of the material breach by Buyers of any of its covenants, representations, warranties or obligations under this Agreement or (B) if Buyers receive a written or oral notice (such oral notice to be sent from the Executive Director of the Mississippi Gaming Commission to the General Counsel of Isle or any other executive officer of Isle) that Buyers will not be granted the Gaming Approvals from the Mississippi Gaming Commission necessary to close the transactions contemplated by this Agreement;

(vi)          by Buyers, if United Gaming elects (or Sellers are deemed to have elected) not to cure any Objectionable Title Matter, Buyers shall have until ten business days after United Gaming gives or is deemed to have given Sellers’ Title Response (the “Termination Notification Period”) to terminate this Agreement by giving written notice to Sellers.  If Buyers do not, within the Termination Notification Period, give written notice to Sellers terminating this Agreement, then Buyers shall be deemed to have waived its objections to the Objectionable Title Matters that Sellers did not agree to cure in Sellers’ Title Response, and the corresponding Objectionable Title Matters shall thereupon be deemed Permitted Liens; and

(vii)       by Buyers, if an event shall have occurred that constitutes or would reasonably be expected to constitute a Casualty Termination Event or a Condemnation Termination Event unless, in either case, Buyers shall have received a Casualty Notice with respect to such Casualty Termination Event or Condemnation Termination Event and failed to deliver a Termination Election prior to the expiration of the Termination Election Period in accordance with Section 5.8.

(b)              In the event of termination by Sellers or Buyers pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party.  If the transactions contemplated by this Agreement are terminated as provided in this Agreement:

(i)                 Buyers shall return or destroy all documents and copies and other material received from Sellers and/or Bally in hard copy form relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement (other than one copy for archival purposes or for purposes of enforcing its rights hereunder), to Sellers; and

(ii)              all confidential information received by Buyers with respect to the Business, Bally or Sellers shall be treated in accordance with that certain Confidentiality Agreement, between Bally and Buyers, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c)               If this Agreement is terminated pursuant to Sections 9.1(a)(ii)(B) or 9.1(a)(v)(B) above, promptly upon the termination of this Agreement Buyers shall pay or cause to be paid to Sellers by wire transfer of immediately available funds (i) $3,700,000 pursuant to the allocation set forth on Schedule 2.8(c), and (ii) any actual and documented reasonable out-of-pocket expenses incurred by Sellers in connection with this Agreement and the consummation of the transactions contemplated by this Agreement; provided, however, that the amount of expenses set forth in clause (ii) shall not exceed $500,000 in the aggregate.

(d)              The parties acknowledge and agree that any amounts paid pursuant to Section 9.1(c) shall be Sellers’ and Bally’s sole and exclusive remedy for any and all Losses in the event of any termination pursuant to Sections 9.1(a)(ii)(B) or 9.1(a)(v)(B).  The parties agree that the provisions of Sections 9.1(c) and 9.1(d) are an integral part of the transactions contemplated by this Agreement, that the Losses resulting from a termination of this Agreement pursuant to Sections 9.1(a)(ii)(B) or 9.1(a)(v)(B) are uncertain and incapable of calculation and that the amounts set forth in Section 9.1(c) are a reasonable forecast of the amount of Losses that may be incurred by Sellers and Bally in connection with a termination of this Agreement pursuant to Sections 9.1(a)(ii)(B) or 9.1(a)(v)(B).

(e)               If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in this Section 9.1, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 13.1 relating to certain expenses, (ii) Sections 3.17 and 4.5 relating to finder’s fees and broker’s fees, (iii) Sections 9.1(c), (d), and (e), (iv) Sections 13.2 through 13.8 (inclusive), 13.10, and 13.12 through 13.18 (inclusive) and (v) 10.2(b) relating to certain indemnification matters which shall survive termination of this Agreement, and except that, subject to Section 9.1(d), no such termination shall relieve any party from liability for any prior breach of this Agreement.  Nothing in this Section 9.1 shall be deemed to impair the right of either party to compel specific performance by the other party of its obligations pursuant to Section 13.11 this Agreement.

ARTICLE X.

SURVIVAL; INDEMNIFICATION; NO OTHER REPRESENTATIONS

Section 10.1                                            Post-Closing Survival of Representations, Warranties and Covenants.  The respective representations, warranties and covenants of Sellers, the Partnership and Buyers contained in this Agreement or any certificate delivered pursuant hereto shall not terminate at, and shall survive, the Closing; provided, that (a) except as provided in this Section 10.1 representations and warranties of Sellers shall survive the Closing for a period of twelve (12) months after the Closing Date; (b) the representations and warranties set forth in Sections 3.9 and 3.16 shall survive for a period of thirty-six (36) months after the Closing Date (the “Benefit/Environmental Warranties”); (c) the representations and warranties set forth in Sections 3.6(d), 3.6(e), 3.14 and 3.21 shall survive until the expiration of the applicable statute of limitations and (d) the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.7 shall survive indefinitely (the representations and warranties identified in the foregoing clauses (b) through (d) (inclusive) of this Section 10.1 are referred to collectively as the “Special Warranties”).  This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.  The limitations set forth in this Section 10.1 regarding the survival of claims for breach of representations and warranties shall not apply to any claims arising out of fraud or willful misconduct in the making of the representations and warranties set forth in this Agreement.

Section 10.2                                            Indemnification.

(a)               From and after the Closing, United Gaming shall indemnify, save and hold harmless Buyers and their respective Affiliates (including after the Closing, the Partnership) and their respective members, managers, officers, directors, stockholders, partners, employees, financial advisors, legal advisors, agents or other representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, liabilities, damages, claims, demands and expenses, including interest, penalties, reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Losses”), incurred in connection with arising out of or resulting from: (i) any breach of any representation or warranty made by any Seller or Sellers or RCC in this Agreement or any Ancillary Agreement, other than the WAP Agreement, or Gaming Agreement, (ii) any breach of any covenant or agreement made, or to be performed by any Seller or Sellers or RCC contained in this Agreement or any Ancillary Agreement, other than the WAP Agreement, or Gaming Agreement, (iii) any deductible, out-of-pocket costs, or other Losses (to the extent not covered by any insurance policies), (iv) any workplace discrimination claims or any third-party litigation or arbitration matters against the Partnership existing on or prior to the Closing Date other than matters arising out of this Agreement, (v) Taxes of the Partnership for any taxable period (or portion thereof) that ends on or before the Closing Date, except to the extent that such Taxes were included in the Closing Date Liabilities pursuant to Section 2.8(a), or (vi) the agreements set forth in Section 2.6(a)(viii).  Notwithstanding any other provision of this Agreement to the contrary, (A) any indemnity for Tax matters is limited solely to Taxes of the Partnership for any taxable period (or portion thereof) that ends on or before the Closing Date and (B) United Gaming shall not be required to indemnify Buyers or the Partnership for any Taxes resulting from any transaction outside the ordinary course of business undertaken on the Closing Date after the Closing by the Buyers or the Partnership.

(b)              From and after the Signing Date, Bally shall indemnify, save and hold harmless and defend the Buyer Indemnified Parties from and against any and all Losses incurred in connection with, arising out of or resulting from, any claims against the Buyer Indemnified Parties by, or any liabilities or obligations to, any Seller, RCC or their respective Affiliates arising out of (i) the Partnership Agreement as in effect prior to the Closing, (ii) any Seller’s or RCC’s ownership, profit or other interest in the Partnership, including the sale of the Partnership Interests to Buyers hereunder or the amendment of the Partnership Agreement in connection with the Closing, (iii) Sellers or its Affiliates operation or management of the business of the Partnership (including the provision of management or other services related thereto and any allocation, payment or incurrence of costs and expenses relating thereto), including with respect to any rights, obligations or duties (express or implied) under the Partnership Agreement (including the right to receive any distributions or payments related thereto), and (iv) the Project Documents or any other agreement, arrangement, understanding or transaction any of the Sellers, RCC or their respective Affiliates has or purports to have with or involving the Partnership.

Bally shall, at its cost and expense, assume the defense of any claim that is the subject of indemnification under this Section 10.2(b).  This Section shall survive the termination of this Agreement.

(c)               From and after the Closing, Buyers shall indemnify, save and hold harmless Sellers and their Affiliates (other than the Partnership) (each, a “Seller Indemnified Party”) and collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred in connection with, arising out of or resulting from:  (i) any breach of any representation or warranty made by Buyers in this Agreement or any Ancillary Agreement, other than the WAP Agreement, or Gaming Agreement, and (ii) any breach of any covenant or agreement made, or to be preformed by Buyers contained in this Agreement or any Ancillary Agreement, other than the WAP Agreement, or Gaming Agreement.

Section 10.3                                            Limitations on Liability.

(a)               No claim may be asserted against any party for breach of any representation, warranty or covenant contained herein or in any Ancillary Agreement, unless written notice of such claim is given by such other party in accordance with Section 13.2, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 10.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)              Notwithstanding any other provision of this Agreement:

(i)               The Buyer Indemnified Parties shall have the right to indemnification under Section 10.2(a)(i) and the Seller Indemnified Parties shall have the right to indemnification under Section 10.2(c)(i), only if, and only to the extent that, the applicable Indemnified Parties (it being agreed that the Buyers shall be considered a single Indemnified Party for these purposes) shall have incurred indemnifiable Losses in excess of 1% of the Purchase Price (the “Basket Amount”), in which case United Gaming or Buyers, as applicable, shall be liable only for the Losses in excess of the Basket Amount; provided, however, that the aggregate indemnifiable Losses recoverable by any Indemnified Party (it being agreed that the Buyers shall be considered a single Indemnified Party for these purposes) under or in connection with Section 10.2(a)(i) shall be limited to 10% of the Purchase Price (the “Cap Amount”).  The limitations in this clause (i) with respect to the Basket Amount shall not apply to any indemnification obligations arising from a breach of the Special Warranties.  The limitations in this clause (i) with respect to the Cap Amount shall not apply to any indemnification obligations arising from a breach of the Special Warranties (other than Benefit/Environmental Warranties, and the representations and warranties under Section 3.21, as to which such Cap Amount shall apply);

(ii)            Except as expressly provided in this Agreement, neither Seller shall be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Financial Statements or the notes thereto;

(iii)         Neither Seller shall be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that Buyers received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.8;

(iv)        Except for punitive, incidental, consequential, special or indirect damages (“Special Damages”) arising from a third party claim where an Indemnified Party incurs actual liability for such Special Damages, no Indemnified Party shall be entitled to indemnification under this Agreement or any Ancillary Agreement for any Special Damages relating to the breach or alleged breach of this Agreement or any Ancillary Agreement.

(c)               For all purposes of this Article X, “Losses” shall be (i) decreased by (A) any insurance recoveries paid to the Indemnified Party or its Affiliates under policies maintained by the Partnership with respect to pre-Closing occurrences in connection with the facts giving rise to the right of indemnification, (B) any Tax benefit actually realized by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses and (ii) increased by any Tax detriment that such Indemnified Party or its Affiliates otherwise would not have suffered but for the Tax or circumstances that gave rise to the Tax indemnity, including any Taxes imposed on such Indemnified Party or its Affiliates with respect to any indemnity payment.

(d)              Buyers and Sellers shall reasonably cooperate with each other with respect to resolving any Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such Loss.  Without limiting the generality of the foregoing, (i) Buyers and Sellers shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to submit claims under policies maintained by the Partnership with respect to pre-Closing occurrences covering any Loss, and (ii) prior to bringing any claim under Section 10.2(a)(iii), Buyers shall have first used all commercially reasonable efforts to exhaust remedies available under available insurance policies.

Section 10.4                                                 No Contribution/ Subrogation.  Notwithstanding anything to the contrary contained in this Agreement, the Seller Indemnified Parties shall not have any right of contribution, indemnification or similar right (whether at common law, by statute or otherwise) from or against the Partnership with respect to any claim by any Buyer Indemnified Party pursuant to this Article X.

Section 10.5                                            Defense of Third Party Claims.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall provide written notice to the other party (the “Indemnifying Party”) within sixty (60) days after becoming aware of such claim and, promptly thereafter, the facts constituting the basis for such claim; provided, however, that the failure to give such notice shall not impair any rights hereunder except to the extent of actual prejudice suffered by the Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party (or an Affiliate of a party) to this Agreement, the Indemnifying Party, at its sole cost and expense upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party, and may compromise or settle such claim, which compromise or settlement shall be made only (a) with the written consent of the Indemnified Party or (b) if such compromise or settlement (i) contains an unconditional release of the Indemnified Party in respect of such claim, (ii) contains no admission of liability on the part of any Indemnified Party, (iii) would not impose injunctive or other equitable relief against the Indemnified Party, and (iv) contains no criminal liability admission.  The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall not be obligated to, defend against such claim or litigation in such manner as it may deem appropriate including, settling such claim or litigation, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom.

Section 10.6                                            Exclusive Remedy.  After the Closing, Articles X and XIII of this Agreement will provide the exclusive remedy against an Indemnifying Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, any Ancillary Agreement, other than the WAP Agreement, or Gaming Agreement, and/or the transactions contemplated hereby or thereby.  Notwithstanding anything to the contrary in this Section 10.6, in the event of fraud, willful misconduct or intentional breach of the representations, warranties or covenants contained herein by Sellers or Buyers, any Indemnified Party shall have all remedies available at law or in equity with respect thereto.

Section 10.7                                            No Other Representations.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party to this Agreement that none of the parties to this Agreement are making any representation or warranty whatsoever, express or implied, other than those express representations and warranties contained in this Agreement.

ARTICLE XI.

TAX MATTERS

Section 11.1                                            Tax Treatment.  Buyers and Sellers shall treat the transaction in a manner consistent with “Situation 2” of Revenue Ruling 99-6, 1999-1 C.B. 432.

Section 11.2                                            Tax Returns and Tax Proceedings.

(a)               Flow-Through Tax Returns and Related Proceedings.  United Gaming shall have the sole right to prepare or cause to be prepared and file or cause to be filed (taking into account all applicable extensions) with the applicable taxing authorities any federal income and any state income Tax Returns and franchise Tax Returns required to be filed by or with respect to the Partnership for all taxable years ending on or before the Closing Date, any other Tax Returns that contains any items (including items of revenue, income, loss, or Taxes) that flow through to Sellers or RCC for Tax purposes and information returns relating to such items or taxes (including IRS Form 8308).  Neither Buyers nor any Affiliate of Buyers shall (or shall cause or permit the Partnership to) file, amend, refile or otherwise modify any such Tax Returns of the Partnership, without the prior written consent of United Gaming.  If, subsequent to the Closing Date, Buyers or the Partnership receives notice of an audit, other administrative proceeding or inquiry or judicial proceeding involving such Taxes or Tax Returns of the Partnership (a “Tax Claim”), Buyers shall promptly notify United Gaming in writing of such Tax Claim.  United Gaming shall have the sole right to represent the interests of the Partnership in any Tax audit or administrative or court proceeding relating to any such Tax Claims and to employ counsel of its choice at Sellers’ expense.

(b)     Other Tax Returns and Related Proceedings.  Buyers shall prepare (or cause to be prepared) all Tax Returns of the Partnership that are required to be filed after the Closing Date with respect to taxable years ending on or before the Closing Date, other than those that are the responsibility of United Gaming pursuant to Section 11.2(a) (the “Other Tax Returns”).  All Other Tax Returns shall be prepared in a manner consistent with similar Returns heretofore filed by the Partnership, except as required by Applicable Law.  Buyers shall provide United Gaming with drafts of all Other Tax Returns prepared by Buyers or the Partnership no later than thirty (30) days prior to the earlier of the due date or filing date thereof, but only to the extent that such Other Tax Returns would impact Tax Returns previously filed by the Partnership or reflect Taxes for which Sellers or RCC are liable under this Agreement.  United Gaming shall have the right to review and provide comments on such Other Tax Returns during the fifteen (15) day period following the receipt of such Other Tax Returns.  United Gaming and Buyers shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Other Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Buyers and United Gaming.  Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis.  The costs, fees and expenses of such accounting firm shall be borne one-half by Buyers and one-half by the Sellers.  If, subsequent to the Closing Date, Buyers or the Partnership receives notice of an audit, other administrative proceeding or inquiry or judicial proceeding involving any Taxes for which Sellers or RCC are liable under the terms of this Agreement, Buyers shall promptly notify United Gaming in writing of such tax claims.  United Gaming shall have the sole right to represent the interests of the Partnership in any Tax audit or administrative or court proceeding relating to any such tax claims and to employ counsel of its choice at Sellers’ expense; provided, however, that the prior written consent of Buyers shall be required for any matter that may reasonably be expected to adversely affect Buyers’ Tax position for any post-Closing tax year.

Section 11.3               Transfer Taxes.  All sales, use and transfer Taxes resulting from the transactions contemplated by this Agreement shall be apportioned fifty percent to Sellers and fifty percent to Buyers.

Section 11.4               Cooperation.  Buyers, shall cooperate, and shall cause its respective Affiliates (including the Partnership), officers, employees, agents, auditors and representatives reasonably to cooperate, with Sellers and Bally in preparing and filing all Tax Returns, reports and forms relating to Taxes, resolving all disputes relating to Taxes, and handling all proceedings, examinations, and audits relating to Tax matters, including maintaining and making available to Sellers and Bally all records necessary in connection with Tax-related matters and making employees available on a mutually convenient basis to provide any information and to assist in connection with the foregoing.  Buyers shall, and shall cause the Partnership to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Partnership for all taxable periods or portions thereof ending on or prior to the Closing Date to the extent Buyers or the Partnership received or had possession of such records on the Closing Date.  Buyers shall not, nor shall Buyers permit the Partnership to, destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books or records to Bally in writing and Bally fails to accept such offer within sixty (60) days of it being made.

Section 11.5               Refunds.  Any refunds of Taxes (together with any interest with respect thereto) paid to or in respect of the Partnership (including any amounts credited against income tax that actually reduced the amount of Taxes paid by the Partnership, Buyers or their Affiliates) that consist of Taxes paid by the Partnership prior to Closing or Taxes of the Partnership that are paid by Sellers or RCC after the Closing shall be for the account of the Sellers or RCC, as applicable, and shall promptly be paid to the Sellers or RCC, as applicable.

Section 11.6               Tax Proration.  For purposes of Sections 2.8(a) and 10.2(a), in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes (the “Property Taxes”) of the Partnership allocable to the pre-closing tax period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period on or before the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of the Partnership allocable to the period on or before the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

Section 11.7               Allocation of Purchase Price.  Within sixty (60) days after the Closing Date, Buyers shall deliver to Sellers a schedule allocating the Purchase Price (including assumed liabilities) among the assets of the Partnership in accordance with section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”).  If within thirty (30) days of receipt of the Allocation Schedule, Sellers notify Buyers in writing that Sellers object to one or more items reflected on Allocation Schedule, Sellers and Buyers shall negotiate in good faith to resolve such dispute. If Sellers and Buyers fail to resolve any such dispute within thirty (30) days of Buyers’ receipt of Sellers’ notice, the parties shall submit the dispute for resolution to independent accounting firm for resolution of the dispute which resolution shall be final and binding on both parties.  The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. Any adjustment to the purchase price shall be allocated as provided by Treasury Regulation section 1.1060-1(c).

ARTICLE XII.

OTHER AGREEMENTS

Section 12.1               Agreements Regarding Title, Title Insurance Policies and Exceptions.

(a)     Buyers acknowledge receipt of the Preliminary Title Report and all documents of record listed as title exceptions in the Preliminary Title Report (the “Title Exceptions”).  The final Survey shall be delivered as soon as reasonably practicable, but in any event prior to the Closing.

(b)     Buyers shall have twenty (20) business days after the date of this Agreement (the “Exception Review Period”) within which to review and approve or disapprove the matters affecting the Partnership’s title to the Real Property disclosed by the Surveys or the Preliminary Title Report.  Prior to expiration of the Exception Review Period, Buyers may notify Sellers in writing of any objections to the Partnership’s title to the Real Property as disclosed by the Survey or the Preliminary Title Report (the “Objectionable Title Matters”).  All matters affecting the Partnership’s title to the Real Property and disclosed by the Surveys or the Preliminary Title Report shall, if not timely objected to by Buyers in their Objectionable Title Matters, be deemed Permitted Exceptions.  If Buyers timely give notice to Sellers of any Objectionable Title Matters, then Sellers may within ten (10) days after receiving Buyers’ notice of Objectionable Title Matters give written notice to Buyers specifying whether Sellers will cure any Objectionable Title Matters (“Sellers’ Title Response”).  Sellers’ failure to timely deliver Sellers’ Title Response shall be deemed Sellers’ election not to cure any Objectionable Title Matter.

(c)     Following expiration of the Exception Review Period, Permitted Exceptions shall also include those other title exceptions which (i) are disclosed or become apparent to Buyers after the date of this Agreement, (ii) are not already Permitted Exceptions, and (iii) are not created by the voluntary act of Sellers, Partnership or an Affiliate of Sellers after the date of this Agreement, and, in each case, either individually or in the aggregate is not, and could not reasonably be expected to be, material.

(d)     Sellers shall cause all (i) Objectionable Title Matters that Sellers expressly agreed to cure in Sellers’ Title Response and (ii) the title exceptions set forth on Schedule 12.1 to be removed as an exception to Buyers’ title as evidenced in the Title Policies on or prior to Closing.

(e)     Sellers and Buyers shall cooperate diligently to provide customary documents required by the Title Company as a condition to the issuance of the Title Policies, and Sellers hereby agree to execute and deliver to the Title Company a customary owner’s affidavit

(the “Title Affidavit”) in the form reasonably acceptable to Sellers and the Title Company.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1               Fees and Expenses.  Each party to this Agreement shall bear its own attorneys’, accountants’ and other fees, costs and expenses incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, it being understood and agreed that all such fees, costs and expenses of the Partnership and Sellers incurred on or prior to the Closing shall be borne solely by Sellers and that Sellers, on one hand, and Buyers on the other, will each bear one-half of the filing fees incurred in connection with the HSR Act.

Section 13.2               Notices.  All notices, requests, demands and other communications delivered pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Sellers, Bally or
United Gaming:	Bally Technologies, Inc.
6601 South Bermuda Road
Las Vegas, Nevada 89119
	Telecopy:	(702) 584-7990
	Attention:	Legal Department

With a copy (which does
not constitute notice) to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue, 47F
Los Angeles, California 90071-3197
	Telecopy:	(213) 229-7520
	Attention:	Jeffrey A. Le Sage, Esq.

If to Buyers or Isle:	Isle of Capri Casinos, Inc.
600 Emerson Road, Suite 300
St. Louis, MO 63141
	Telecopy:	(314) 813-9481
	Attention:	Edmund L. Quatmann, Jr.
General Counsel

With a copy (which does
not constitute notice) to:	Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
	Telecopy:	(312) 701-7711
	Attention:	Paul W. Theiss and
Christian W. Fabian

Section 13.3               Assignability and Parties in Interest.  This Agreement shall not be assignable by any of the parties.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 13.4               Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Nevada.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Nevada.

Section 13.5               Counterparts.  This Agreement may be executed by facsimile copy and in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

Section 13.6               Complete Agreement.  This Agreement, the Partnership Letter, the Exhibits and Schedules, the Confidentiality Agreement, the Ancillary Agreements, and the documents delivered or to be delivered pursuant to Section 2.6 hereof contain or will contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and shall supersede all prior or contemporaneous oral or written negotiations, commitments, agreements and understandings with respect to such subject matter.

Section 13.7               Modifications, Amendments and Waivers.  This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties.  No waiver of any right or power set forth in this Agreement shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power and delivered to the other parties to this Agreement.

Section 13.8               Limit on Interest.  Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable Law.  In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable Law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

Section 13.9               Further Assurances.  After the Closing, each party will execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the transactions contemplated by this Agreement.

Section 13.10            Contract Interpretation; Construction of Agreement.

(a)     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any reference to article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.  Each reference in this Agreement to “including” or words of similar import shall be deemed to be followed by “without limitation.”

(b)     No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 13.11            Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Nevada State or federal court sitting in Clark County, Nevada (or, if such court lacks subject matter jurisdiction, in any appropriate Nevada State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 13.12            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.

Section 13.13            Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if a valid, legal and enforceable provision or portion of a provision as similar as possible to such invalid, illegal or unenforceable provision or portion of a provision had been substituted herein.

Section 13.14            Disclosure Generally.  Notwithstanding anything to the contrary contained in the Partnership Letter or in this Agreement, the information and disclosures contained in any section of the Partnership Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Partnership Letter as though fully set forth in such section of the Partnership Letter for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any section of the Partnership Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 13.15            Personal Liability.  Except as set forth in Section 13.18, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of either Sellers or Buyers or any officer, director, employee, representative or investor of any party hereto.

Section 13.16            Confidential Information.  For a period of five (5) years following the Closing Date, each Seller hereby agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, disclose or make available to any Person other than the Partnership any confidential information specific to the Partnership or its Business acquired prior to the Closing Date (including confidential information relating to the customers and suppliers of the Partnership); provided, however, that nothing in this Agreement shall prohibit Sellers and their respective Affiliates from using or disclosing confidential information: (i) which is or becomes generally available to the public other than as a result of a breach of a confidentiality obligation of Sellers or their respective Affiliates, (ii) with the prior written consent of Buyers or (iii) to the extent required by Law.

Section 13.17            Publicity.  Sellers and Buyers shall agree on the form, timing, and content of an initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by Law applicable to such parties or their respective Affiliates (including the Securities Act, the Exchange Act and any Gaming Regulations) or any listing agreement with the New York Stock Exchange, the NASDAQ Stock Market or in any filings with the Securities and Exchange Commission to be filed by Buyers or Sellers (as may be amended or supplemented).

Section 13.18            Nature of Guaranty; Waiver.  Although the parties hereto do not intend for any party hereunder to be deemed a surety or guarantor with respect to the obligations of any other party hereto, if any party hereunder is deemed to be a surety or guarantor (collectively “Guarantor”) of the obligations of any party hereto (“Guaranty Company”) in favor of another party hereto (“Guaranty Beneficiary”), then the provisions of this Section 13.18 shall apply.

(a)     Generally.  Any deemed Guarantor hereunder hereby irrevocably, absolutely and unconditionally guarantees to Guaranty Beneficiary the prompt and full payment, performance and discharge by Guaranty Company of Guaranty Company’s covenants, agreements, obligations and liabilities under this Agreement and all Ancillary Agreements and any other agreement, certificate or other instrument executed and delivered pursuant hereto or thereto as and when due (collectively, the “Guaranteed Obligations”), including the due, prompt and punctual payment of all amounts which are or may become due and payable by Guaranty Company hereunder or thereunder when and as the same shall become due and payable, in accordance with the terms hereof or thereof, as applicable.  Guarantor acknowledges and agrees that, with respect to all Guaranteed Obligations, such guaranty constitutes a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit by Guaranty Beneficiary of any remedies which it now has or may hereafter have against Guaranty Company, whether at law, in equity or otherwise.  Such Guarantor hereby waives all defenses based on suretyship and hereby acknowledges and agrees that it shall be liable under this Section 13.18 notwithstanding any intervening bankruptcy, dissolution or liquidation of any Guaranty Company.

(b)     Liability.  The liability of a Guarantor hereunder is independent of the obligation of the Guaranty Company and a separate action or separate actions may be brought and prosecuted against such Guarantor whether or not any action is brought or prosecuted against the Guaranty Company or whether the Guaranty Company is joined in any such action or actions. Such Guarantor waives the benefit of any statute of limitations affecting its liability under this Section 13.18 or the enforcement thereof.

(c)     Waivers.  Such Guarantor waives the right to require the Guaranty Beneficiary to proceed against the Guaranty Company or any other person, to proceed against or exhaust any remedy against the Guaranty Company or any other person, or to pursue any other remedy in the Guaranty Beneficiary’s power whatsoever and such Guarantor waives the right to have the property of the Guaranty Company first applied to the discharge of any amounts owing.  The Guaranty Beneficiary may, at its election, exercise any right or remedy Guaranty Beneficiary may have against the Guaranty Company or any security held by the Guaranty Beneficiary, without affecting or impairing in any way the liability of such Guarantor hereunder, except to the extent the indebtedness has been paid, and such Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of such Guarantor against the Guaranty Company or any such security, whether resulting from such election by the Guaranty Beneficiary or otherwise.  Such Guarantor waives any defense arising by reason of any disability or other defense of the Guaranty Company or by reason of the cessation from any cause whatsoever (including without limitation, any intervention or omission by the Guaranty Beneficiary) of the liability, either in whole or in part, of the Guaranty Company to the Guaranty Beneficiary for the indebtedness.

(d)     No Subrogation.  Until all the indebtedness has been indefeasibly paid in full, including such part thereof, if any, as shall exceed the liability of such Guarantor hereunder, such Guarantor shall have no right of subrogation to, and waives, to the fullest extent permitted by law, any right to enforce any remedy which the Guaranty Beneficiary now has or may hereafter have against the Guaranty Company in respect of the indebtedness, and such Guarantor waives any benefit of, and any right to participate in, any security, whether real or personal property, now or hereafter held by the Guaranty Beneficiary for the indebtedness.  Such Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional indebtedness.  Such Guarantor assumes the responsibility for being and keeping himself informed of the financial condition of the Guaranty Company and of all other circumstances bearing upon the risk of nonperformance or of nonpayment of the indebtedness which diligent inquiry would reveal, and agrees that the Guaranty Beneficiary shall have no duty to advise such Guarantor of information known to the Guaranty Beneficiary regarding such condition or any such circumstances.

(e)     Waiver of Subrogation.  Without limitation, such Guarantor shall exercise no voting rights, shall file no claim, and shall not participate or appear in any bankruptcy or insolvency case involving the Guaranty Company with respect to the indebtedness whether or not all the indebtedness shall have been paid in full.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

SELLERS	UNITED GAMING RAINBOW, INC.,
a Nevada corporation

	By:	/s/ Mark Lerner
Mark Lerner
Secretary

BALLY TECHNOLOGIES, INC.,
a Nevada corporation

	By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President,
General Counsel and Secretary

[Signature Page to Purchase Agreement]

BUYERS	ISLE OF CAPRI CASINOS, INC.,
a Delaware corporation

	By:	/s/ James B. Perry
James B. Perry
Chief Executive Officer

IOC-VICKSBURG, INC.,
a Delaware corporation

	By:	/s/ James B. Perry
James B. Perry
Chief Executive Officer

IOC-VICKSBURG, L.L.C.,
a Delaware limited liability company

	By:	/s/ James B. Perry
James B. Perry
Chief Executive Officer